THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                Filed Pursuant to Rule 424(B)(2)
                                                       Registration No. 33-53651
                   SUBJECT TO COMPLETION, DATED MAY 17, 2000

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 17, 1998)

                               1,000,000 WARRANTS

                         LEHMAN BROTHERS HOLDINGS INC.

                     10 UNCOMMON VALUES INDEX CALL WARRANTS
                             EXPIRING JULY 2, 2001
                               ------------------

GENERAL:

- Unsecured contractual obligations of Lehman Brothers Holdings ranking equally with its other unsecured contractual obligations and its senior unsecured debt securities.
- 10 Uncommon Values index: Ten equal dollar-weighted common stocks selected by Lehman Brothers Inc.'s Investment Policy Committee with the assistance of Lehman Brothers Inc.'s Equity Research Department that appear to be unusually attractive and not yet recognized as such by the market. A list of the initial underlying stocks will be published in the final prospectus supplement.

- Minimum initial purchase: 100 warrants.

- Denominations: 100 warrants and integral multiples thereof.

- Expiration date: July 2, 2001.

- Application will be made to list the warrants on the American Stock Exchange under the symbol "LBW.WS."

EXERCISE:

- You may exercise the warrants at any time after their date of issuance until July 2, 2001. If you have not exercised your warrants before 3:00 P.M., New York City time, on July 2, 2001, your warrants will be automatically exercised.

- Cash settlement amount per warrant: The greater of:

  (1)  Zero; and

  (2)  Index level on the valuation date - 100
                                           ----
                                            4
  where 100 equals the initial index level and 4 is the number of warrants per index unit.

  You will only receive a return greater than your investment if, on the valuation date for your exercise, the level of the index has increased by more
  than    % from its initial level.

- You will receive the cash settlement amount per warrant generally on the third business day after the day the warrants are valued. Generally, depending upon the time of day you exercise your warrants, the warrants will be valued either on the first or second day after you exercise your warrants. For an exercise of warrants on the expiration date and the two business days immediately preceding the expiration date, the valuation date will be the business day immediately preceding the expiration date.

- Minimum exercise: 100 warrants.

   INVESTING IN THE WARRANTS INVOLVES RISKS. RISK FACTORS BEGIN ON PAGE S-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                            ------------------------

                                                              PER WARRANT      TOTAL
                                                              -----------   -----------
Public offering price.......................................      $         $
Underwriting discount.......................................      $         $
Proceeds to Lehman Brothers Holdings........................      $         $

Lehman Brothers Holdings has granted the underwriters a 30-day option to purchase up to an additional warrants on the same terms and conditions as set forth above solely to cover over-allotments, if any.
                            ------------------------

The warrants are expected to be ready for delivery in book-entry form only
through The Depository Trust Company on or about July   , 2000

Lehman Brothers Inc., a wholly-owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings' securities. It may act as principal or agent in, and this prospectus may be used in connection with, those transactions. Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

                            ------------------------

LEHMAN BROTHERS                                         FIDELITY CAPITAL MARKETS
                           a division of National Financial Services Corporation

          , 2000

"10 Uncommon Values" is a registered trademark of Lehman Brothers Inc.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THE DOCUMENT. SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
                        PROSPECTUS SUPPLEMENT

Summary Information--Q&A....................................     S-3
Risk Factors................................................     S-7
Use of Proceeds and Hedging.................................    S-12
Description of the Warrants.................................    S-12
The Index...................................................    S-20
United States Federal Income Tax Consequences...............    S-27
Book-Entry Issuance.........................................    S-28
Underwriting................................................    S-30
Experts.....................................................    S-31

                              PROSPECTUS

Available Information.......................................       2
Documents Incorporated by Reference.........................       2
The Company.................................................       3
Use of Proceeds.............................................       3
Ratio of Earnings to Fixed Charges..........................       3
Description of Debt Securities..............................       4
Description of Warrants.....................................      14
Global Securities...........................................      21
United States Taxation......................................      24
Capital Requirements........................................      24
Plan of Distribution........................................      24
ERISA Matters...............................................      26
Legal Opinions..............................................      26
Independent Accountants.....................................      26

                            SUMMARY INFORMATION--Q&A

This summary highlights selected information from the prospectus supplement and accompanying prospectus to help you understand the warrants. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the warrants and the tax and other considerations that are important to you in making a decision about whether to invest in the warrants. You should pay special attention to the "Risk Factors" section beginning on page S-7 to determine whether an investment in the warrants is appropriate for you. For your convenience, there are references throughout this document to specific page numbers where more detailed information on some of the terms and concepts discussed can be found.

WHAT ARE THE WARRANTS?

The warrants are a series of index warrants of Lehman Brothers Holdings whose value is tied to the performance of the 10 Uncommon Values index. The warrants are unsecured contractual obligations and will rank equally with all other unsecured debt of Lehman Brothers Holdings except subordinated debt, and will expire on July 2, 2001.

WHAT IS THE 10 UNCOMMON VALUES INDEX?

The 10 Uncommon Values index is made up of ten equal dollar-weighted common stocks which will be selected on or about July 1, 2000 by Lehman Brothers Inc.'s Investment Policy Committee with the assistance of Lehman Brothers Inc.'s Equity Research Department. Prior to selecting the common stocks comprising the 10 Uncommon Values, analysts in the Equity Research Department evaluate companies that meet certain criteria, and submit to the Investment Policy Committee, consisting of senior members of the Equity Research Department, those companies that they believe exhibit the best and most exemplary qualities. From the Equity Research Department's submissions, the Investment Policy Committee will select the ten stocks that appear to be unusually attractive and not yet recognized as such by the market.

WHAT WILL I RECEIVE UPON EXERCISE OF THE WARRANTS?

Upon exercise, you will receive, for each warrant, the cash settlement amount, if any. If the cash settlement amount is equal to zero, you will not receive any payment and you will lose the full amount of your original investment.

HOW WILL THE CASH SETTLEMENT AMOUNT BE CALCULATED?

The cash settlement amount per warrant will equal the greater of:

- Zero; and

- Index level on the valuation date - 100
                                      ----
                                       4

where 100 equals the initial index level and 4 is the number of warrants per index unit. The cash settlement amount will be rounded down to the nearest cent.

You will only receive a return greater than your investment if, on the valuation
date for your exercise, the level of the index has increased by more than    %
from its initial level.

CASH SETTLEMENT AMOUNT -- EXAMPLES

    Here are two examples of hypothetical cash settlement amount calculations:

EXAMPLE 1: THE INDEX LEVEL ON THE VALUATION DATE IS 120 AND THE ISSUE PRICE OF
THE WARRANT IS $      .

                      Cash settlement amount per warrant =

        120 - 100 = 5
                   ----
                    4

As a result, upon exercise, you will receive $5 per warrant. This is below the
$     you paid per warrant.

EXAMPLE 2: THE INDEX LEVEL ON THE VALUATION DATE IS 150 AND THE ISSUE PRICE OF
THE WARRANT IS $     .

                      Cash settlement amount per warrant =

        150 - 100 = 12.50
                   -------
                      4

As a result, upon exercise, you will receive $12.50 per warrant. This is above
the $     you paid per warrant.

WHEN CAN I EXERCISE THE WARRANTS?

You may exercise the warrants at any time after their date of issuance until July 2, 2001. If you have not exercised your warrants before 3:00 P.M., New York City time, on July 2, 2001, your warrants will be automatically exercised.

AFTER I EXERCISE THE WARRANTS, WHEN IS THEIR VALUE DETERMINED?

The valuation date for the level of the index will depend on what time the warrant agent receives the warrants and your exercise notice. For an exercise of warrants prior to the second business day preceding the expiration date, if the notice and warrants are received by the warrant agent before 3:00 P.M., New York City time, the valuation date will be the next business day, subject to postponement if a market disruption event occurs. If the notice and warrants are received by the warrant agent after 3:00 P.M., New York City time, the valuation date will be two business days later subject to postponement if a market disruption event occurs. For an exercise of warrants on the expiration date and the two business days immediately preceding the expiration date, the valuation date will be the business day immediately preceding the expiration date. See "Description of the Warrants--Valuation date of the warrants" beginning on page S-14.

WHEN WILL I RECEIVE THE CASH SETTLEMENT AMOUNT?

Lehman Brothers Holdings will make the aggregate cash settlement value available to the warrant agent on the third business day following the valuation date if you exercise your warrants prior to the second business day preceding the expiration date. If you exercise your warrants on the expiration date or the two business days immediately preceding the expiration, or if your warrants are automatically exercised for you on the expiration date, Lehman Brothers Holdings will make the cash settlement value available to the warrant agent on the third business day after the expiration date. The warrant agent will then make those funds available to DTC prior to the close of business on the settlement date. DTC will be responsible for distributing those funds to each participant of DTC and each participant will be responsible for distributing those funds to the warrantholders it represents and to each brokerage firm for which it acts as agent. Each brokerage firm will be responsible for distributing funds to the warrantholders it represents.

HOW DO I EXERCISE MY WARRANTS?

You may exercise your warrants on any business day by causing your warrants to be transferred to the warrant agent on the records of DTC and by completing and executing an exercise notice.

CAN I EXERCISE ALL OF MY WARRANTS ON A PARTICULAR DAY?

Except for automatic exercise of the warrants when they expire and upon delisting of the warrants on the American Stock Exchange, the exercise of the warrants is subject to the following three limitations:

- You may not exercise fewer than 100 warrants on any one day;

- You may not exercise more than 1,000,000 warrants on any one day; and

- Not more than 1,000,000 warrants in total by all investors may be exercised on any one day.

HOW HAS THE 10 UNCOMMON VALUES PERFORMED HISTORICALLY?

Lehman Brothers Holdings has provided a table, beginning on page S-21, showing the performance of the 10 Uncommon Values from 1949 through 1998. Lehman Brothers Holdings has provided this historical information to help you evaluate the behavior of the 10 Uncommon Values so that you can make an informed decision with respect to an investment in the warrants. You should realize, however, that past performance is not necessarily indicative of how the index and warrants will perform in the future.

WHAT CHANGES WILL OCCUR IN THE INDEX?

Changes will be made to the index if the issuers whose common stocks underlie the index engage in extraordinary transactions. For example, if an issuer is not the surviving entity in a merger, the issuer's common stock will be removed from the index and the index will then include equity securities of the successor entity or cash received in the merger plus accrued interest. Also as an example, if an issuer distributes equity securities of a subsidiary to shareholders, the subsidiary's equity securities will then be added to the index. See "The Index-- Adjustments to the multipliers and index" beginning on page S-24.

HOW WILL I BE ABLE TO FIND THE COMMON STOCKS AND OTHER EQUITY SECURITIES INCLUDED IN THE INDEX AND THE LEVEL OF THE INDEX?

You may call Lehman Brothers Inc. at 212-526-0900 to obtain this information and the number of shares of each of the common stocks and other equity securities underlying the index per index unit. You may also obtain a listing of the common stocks and other equity securities included in the index from Lehman Brothers Inc.'s website at http://www.lehman.com. You may also obtain the level of the 10 Uncommon Values index from the Bloomberg-Registered Trademark- service under the
symbol       .

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

Yes, the warrants are subject to a number of risks. See "Risk Factors" beginning on page S-7.

WHO SHOULD CONSIDER INVESTING IN THE WARRANTS?

Because the warrants are tied to the results underlying the 10 Uncommon Values index, they may be appropriate for investors with specific investment horizons who seek to participate in the potential price appreciation of the underlying common stocks and other equity securities with risk limited to the cost of the warrants. The American Stock Exchange, the exchange on which the warrants will be listed, requires that the warrants be sold only to investors whose accounts have been approved for options trading. In addition, the American Stock Exchange requires its members and member organizations and their registered employees to make certain suitability determinations before recommending transactions in warrants.

In particular, the warrants may be an attractive investment if you:

- want to participate in the appreciation potential offered by the underlying common stocks and other equity securities, but are concerned about limiting your investment risk to the cost of the warrants you purchase;

- seek to add a leveraged equity-linked investment to balance out a portfolio otherwise dominated by fixed income investments;

- desire to benefit from the potential appreciation and diversification offered by an index based on a portfolio of 10 common stocks and other equity securities with a significantly smaller initial investment than would otherwise be required; and

- are willing to forego dividend payments on the common stocks and other equity securities underlying the index.

WHAT ABOUT TAXES?

The warrants will be treated as cash settlement options. You will be required to recognize gain or loss with respect to a warrant on the sale, exchange, exercise or other disposition of a warrant. See "United States Federal Income Tax Consequences" beginning on page S-27.

WHO IS LEHMAN BROTHERS HOLDINGS?

Lehman Brothers Holdings is one of the leading global investment banks, serving institutional, corporate, government and high net worth clients and customers. Lehman Brothers Holdings' worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin America and the Asia Pacific region. See "Available Information", "Documents Incorporated By Reference" and "The Company" on pages 2 and 3 of the accompanying prospectus.

WHAT IS THE ROLE OF LEHMAN BROTHERS INC.?

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, is an underwriter for the offering and sale of the warrants. Lehman Brothers Inc.'s Investment Policy Committee, with the assistance of Lehman Brothers Inc.'s Equity Research Department, will select the common stocks that make up the 10 Uncommon Values index. Lehman Brothers Inc. will also be the calculation agent for purposes of calculating the amount payable to you. Potential conflicts of interest may exist between Lehman Brothers Inc. and you as a beneficial owner of the warrants. See "Risk Factors--Potential conflicts of interest exist because Lehman Brothers Holdings controls Lehman Brothers Inc., which will determine the common stocks included in the index and act as the calculation agent" beginning on page S-11 and "Description of the Warrants--Calculation agent" beginning on page S-19.

After the initial offering, Lehman Brothers Inc. intends to buy and sell warrants to create a secondary market in warrants, and may stabilize or maintain the market price of the warrants during the initial distribution of the warrants. However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities, or to continue them once they are begun.

WILL THE WARRANTS BE LISTED ON A STOCK EXCHANGE?

Lehman Brothers Holdings has applied to list the warrants on the American Stock Exchange. You should be aware that the listing of the warrants on the American Stock Exchange will not necessarily ensure that a liquid trading market will be available for the warrants.

WHAT HAPPENS IF THE WARRANTS ARE NO LONGER LISTED ON THE AMERICAN STOCK
EXCHANGE?

If the warrants are delisted, or permanently suspended from trading on the American Stock Exchange and they have not been accepted by another self-regulatory organization for listing, your warrants will be automatically exercised.

IN WHAT FORM WILL THE WARRANTS BE ISSUED?

The warrants will be represented by one or more global securities that will be deposited with and registered in the name of Depository Trust Company or its nominee. This means that you will not receive a certificate for your warrants.

                                  RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference. Your investment in the warrants will involve a high degree of risk. For example, there is the risk that you might not earn a return on your investment and the risk that the warrants will expire worthless. You should be prepared to sustain a total loss of the purchase price of your warrants. You should be experienced with respect to options and option transactions before considering an investment in the warrants. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in warrants in light of your particular circumstances.

THE WARRANTS ARE LONG-TERM OPTIONS AND MAY EXPIRE WORTHLESS.

You will receive a cash payment upon exercise only if the warrants have a cash settlement amount greater than zero on the valuation date. On the date of the initial offering, the cash settlement amount of the warrants will equal zero. The warrants will be "in-the-money", that is their cash settlement amount will exceed zero, on the valuation date only if, as of that date, the closing level of the 10 Uncommon Values index is greater than the initial level of the index of 100. You may incur transaction costs in connection with any exercise of the warrants. Therefore, you may receive no return, even if the warrants are in-the-money, if the cash settlement amount does not exceed any transaction costs and the price you paid for the warrants.

An increase in the level of the 10 Uncommon Values index from the date of the initial offering to the public will result in a cash settlement amount for the warrants, and a decrease in the level of the index from that date will result in a zero cash settlement amount for your warrants. If a warrant is not exercised prior to 3:00 P.M., New York City time on July 2, 2001, its expiration date and, on the valuation date with respect to its expiration, the level of the 10 Uncommon Values index is less than or equal to than the initial level of the index of 100, the warrant will expire worthless and you will have sustained a total loss of the purchase price of the warrant. You should therefore be prepared to sustain a total loss of the purchase price of your warrants.

THE VALUE OF THE WARRANTS IS CLOSELY RELATED TO CHANGES IN THE LEVEL OF THE 10 UNCOMMON VALUES INDEX.

- THE WARRANTS PROVIDE OPPORTUNITIES FOR INVESTMENT BUT ALSO POSE RISKS TO YOU AS A RESULT OF FLUCTUATIONS IN THE LEVEL OF THE UNDERLYING INVESTMENT. In general, certain risks associated with the warrants are similar to those generally applicable to other options or warrants of private corporate issuers. However, unlike options or warrants on equity or debt securities, which are traded primarily on the basis of the value of a single underlying security, the trading value of the warrants is likely to reflect primarily the extent of the appreciation or depreciation of the 10 Uncommon Values index.

- YOU MAY LOSE YOUR ENTIRE INVESTMENT. This risk reflects the nature of a warrant as an asset which tends to decline in value over time and which may, depending on the relative value of the index, be worthless when it expires. A warrant is "out-of-the-money" when the index level is less than the initial index level of 100. Assuming all other factors are held constant, the more a warrant is out-of-the-money and the shorter its remaining term to expiration, the greater the risk that you will lose all of your investment. This means that if you do not sell your warrants in the secondary market or exercise your warrants prior to expiration, you will necessarily lose your entire investment in the warrant if it expires when the index level is less than or equal to the initial index level of 100.

- YOU WILL RECEIVE A RETURN GREATER THAN YOUR INVESTMENT ONLY IF THE LEVEL OF 10
  UNCOMMON VALUES INDEX APPRECIATES BY MORE THAN    %. Until the level of the
  index appreciates by more than    %, you will receive less than you paid for
  the warrants and, as a result, have a negative return on the warrants. Your return on the warrants could be less than your return if you had owned the common stocks and other equity securities underlying the index or an indexed instrument that is directly linked to the common stocks and other equity securities underlying the index.

YOU MAY BE PAYING MORE FOR THE WARRANTS THAN A COMMERCIAL USER MAY PAY IN A PRIVATE TRANSACTION.

The initial offering price of the warrants may be more than the price that a commercial user of options on the index or the underlying common stocks and other equity securities might pay for a comparable option in a private transaction.

THE WARRANTS ARE SUITABLE ONLY FOR INVESTORS WITH EXPERIENCE IN OPTIONS TRANSACTIONS.

The American Stock Exchange requires that warrants be sold only to investors with options-approved accounts and that its members and member organizations and their registered employees make certain suitability determinations before recommending transactions in warrants. You should be experienced with respect to options and option transactions and understand the risks of stock index transactions and reach an investment decision only after carefully considering, with your advisers, the suitability of the warrants in light of your particular circumstances. You should be prepared to sustain a total loss of the purchase price of your warrants.

BECAUSE THERE ARE LIMITS ON THE AMOUNT OF WARRANTS THAT CAN BE EXERCISED ON ANY GIVEN DAY, THE RETURN YOU RECEIVE MAY BE DIFFERENT THAN YOU EXPECT.

- YOU MAY EXERCISE NO LESS THAN 100 WARRANTS ON ANY GIVEN DAY. Except for cases of automatic exercise at expiration or upon delisting of the warrants, you must tender at least 100 warrants at any one time in order to exercise your warrants. Thus, except in cases of automatic exercise at expiration or upon delisting of the warrants, if you own fewer than 100 warrants you will need either to sell your warrants or purchase additional warrants in the secondary market, incurring transaction costs in either case, in order to realize proceeds from your investment. At any time you purchase additional warrants in order to have the minimum number of warrants necessary to elect to exercise, you will be exposed to the conditions of the secondary market for warrants at the time of that purchase, including the risk that there may be a limited number of warrants available in the market at that time, and the other factors affecting the secondary market. Furthermore, you incur the risk that there may be differences between the trading value of the warrants and the cash settlement amount of the warrants.

- ON ANY GIVEN DAY, YOU CANNOT EXERCISE MORE THAN 1,000,000 WARRANTS. Except in the case of automatic exercise at expiration or upon delisting of the warrants or at Lehman Brothers Holdings' option, you may not exercise more than 1,000,000 warrants on any one day. As a result of any postponed exercise, you will receive a cash settlement amount determined as of a day later than the otherwise applicable valuation date. In that case, as a result of any postponement, the cash settlement amount you receive may be lower than the otherwise applicable cash settlement amount if the valuation date of the warrants had not been postponed. Other persons or entities that are acting in concert with you will be included in the determination of the number of warrants being exercised on that date.

- ON ANY GIVEN DAY, NOT MORE THAN 1,000,000 WARRANTS MAY BE EXERCISED. Except in the case of automatic exercise at expiration or upon delisting of the warrants or at Lehman Brothers Holdings' option, not more than 1,000,000 warrants may be exercised by all holders of warrants on any one day. The warrant agent will select the warrants to be exercised on a pro rata basis. As a result of any postponed exercise, you will receive a cash settlement amount determined as of a day later than the otherwise applicable valuation date. In that case, as a result of any postponement, the cash settlement amount you receive may be lower than the otherwise applicable cash settlement amount if the valuation date of the warrants had not been postponed.

THERE MAY BE A TIME LAG AFTER YOU GIVE EXERCISE INSTRUCTIONS, WHICH COULD AFFECT THE APPLICABLE VALUATION DATE AND THE CASH SETTLEMENT AMOUNT YOU RECEIVE.

There will be a time lag between the time you give instructions to exercise and the time the index level relating to the exercise is determined. Therefore, you will not be able to determine, at the time of exercise of a warrant, the index level that will be used to calculate the cash settlement amount of the warrant, and will thus be unable to determine the cash settlement amount. The delay will, at a minimum, amount to one day and could be much longer. For example, an exercise notice received by the warrant agent after 3:00 P.M. Friday would generally result in the index level being determined the following Tuesday. Any downward movement in the level of the index between the time you exercise a warrant and the time the index level for that exercise is determined will result in your receiving a cash settlement amount that is less than the cash settlement amount you anticipated based on the level of the index most recently reported prior to exercise.

Further delay may occur if a market disruption event has occurred. In that case, the cash settlement amount in respect of exercised warrants will be calculated as of the next succeeding valuation date on which there is no market disruption event. During any period of delay due to a market disruption event, the level of the index may change significantly, and that change may adversely affect the amount paid on any warrants exercised during that period.

THE WARRANTS WILL BE AUTOMATICALLY EXERCISED IF THEY ARE DELISTED, WHICH MAY BE AT A TIME WHEN THE CASH SETTLEMENT VALUE IS ZERO.

In the event that the warrants are delisted from, or permanently suspended from trading on, the American Stock Exchange and the warrants are not simultaneously accepted for trading pursuant to the rules of another self-regulatory organization that are filed with the Securities and Exchange Commission under U.S. securities laws, warrants not previously exercised will expire on the date the delisting or trading suspension becomes effective and will be deemed automatically exercised on the delisting date. At the applicable valuation date with respect to the automatic exercise, the warrants may be out-of-the-money so that the cash settlement amount would equal zero.

THE WARRANTS ARE NOT STANDARDIZED OPTIONS ISSUED BY THE OPTIONS CLEARING CORPORATION.

The warrants are not standardized stock index options of the type issued by the Options Clearing Corporation, a clearing agency regulated by the Securities and Exchange Commission. For example, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member's failure, purchasers of warrants must look solely to Lehman Brothers Holdings for performance of its obligations to pay the cash settlement amount on the exercise of warrants. Further, the market for the warrants is not expected to be generally as liquid as the market for OCC standardized options. The OCC does issue standardized stock index options in which payments, if any, are determined based on changes in the level of the index.

PURCHASING THE WARRANTS FOR HEDGING PURPOSES MAY INCREASE YOUR RISK.

If you intend to purchase the warrants to hedge against the market risk associated with investing in one or more individual underlying common stocks or other equity securities and/or other stocks, you should recognize the complexities of utilizing warrants in this manner. The warrants remain subject to issuer risk. Issuer risk is the risk that factors affecting a particular issuer of a common stock or other equity security underlying the index, such as its market position or the quality of its management, may cause its securities to perform differently than the market as a whole. In addition, unless the stocks in the portfolio that you are hedging exactly mirror the underlying common stocks or other equity securities, the portfolio and the index may respond differently to a given market influence, including in different directions and to a different extent. For this reason, the use of warrants for hedging purposes involves special risks that are not present with "true" hedges--that is, hedges composed of options on the specific stocks in the hedged position.

THE VALUE OF THE WARRANTS WILL BE AFFECTED BY NUMEROUS FACTORS, SOME OF WHICH ARE RELATED IN COMPLEX WAYS.

The value of the warrants in the secondary market will be affected by supply and demand of the warrants, the level of the index and a number of other factors, some of which are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell the warrants prior to your exercise may be at a discount, which could be substantial, from the amount you would receive upon exercise of the warrants or from the amount that you paid to purchase the warrants. A change in a specific factor discussed below, could have the following impacts on the market value of the warrants, assuming all other conditions remain constant:

- INDEX VALUE. Lehman Brothers Holdings expects that the market value of the warrants will likely depend substantially on the amount, if any, by which the current index level exceeds the initial value of 100. If you decide to sell your warrants when the level of the index does not exceed this level, you may receive substantially less than if you held your warrants for a longer period. If you decide to sell your warrants when the level of the index is below its initial level, you may receive less than the amount of your investment. Political, economic and other developments that affect the stocks underlying the index may also affect the level of the index and, thus, the value of the warrants.

- INTEREST RATES. The trading value of the warrants will be affected by changes in interest rates. In general, if U.S. interest rates increase, the trading value of the warrants may be adversely affected, and if U.S. interest rates decrease, the trading value of the warrants may be favorably affected.

- VOLATILITY OF THE INDEX. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the index increases or decreases, the trading value of the warrants may be adversely affected.

- TIME REMAINING TO EXPIRATION OF THE WARRANTS. The warrants may trade at a value above that which would be expected based on the level of the index due to a "time value" resulting from expectations concerning the value of the index prior to the expiration of the warrants. Generally, as the time remaining to the expiration date of the warrants decreases, we expect that any time value associated with the warrants will decrease, lowering the trading value of the warrants.

- MERGER AND ACQUISITION TRANSACTIONS. Some of the common stocks or other equity securities underlying the index may be affected by mergers and acquisitions, which can contribute to volatility of the index. Additionally, as a result of a merger or acquisition, one or more common stocks or other equity securities underlying the index may be replaced in the index with a surviving or acquiring entity's securities. The surviving or acquiring entity's securities may not have the same characteristics as the common stock originally included in the index.

- DIVIDEND YIELDS. If dividend yields on the underlying common stocks or other equity securities underlying the index increase, the value of the warrants may be adversely affected, since the index does not incorporate the value of those payments.

- LEHMAN BROTHERS HOLDINGS' CREDIT RATINGS, FINANCIAL CONDITION AND RESULTS. Actual or anticipated changes in Lehman Brothers Holdings' credit ratings, financial condition or results may affect the market value of the warrants.

- ECONOMIC CONDITIONS AND EARNINGS PERFORMANCE OF UNDERLYING COMPANIES. General economic conditions and earnings results of the companies whose common stocks and other equity securities underlie the index and real or anticipated changes in those conditions or results may affect the market value of the warrants.

You should understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the trading value of the warrants attributable to another factor, such as an increase in the index level. In general, assuming all relevant factors are held constant, the effect on the trading value of the warrants of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the warrants.

HISTORICAL 10 UNCOMMON VALUES RETURNS SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE INDEX DURING THE TERM OF THE WARRANTS.

The trading prices of the common stocks and other equity securities underlying the index and the cash included in the index will determine the level of the index. As a result, it is impossible to predict whether the level of the index will fall or rise. Trading prices of the common stocks and other equity securities underlying the index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of the underlying common stocks and other equity securities themselves. Also, individuals on the Investment Policy Committee and in the Equity Research Department of Lehman Brothers Inc. who participate in the selection of the common stocks that underlie the 10 Uncommon Values have changed from time to time since the introduction of the 10 Uncommon Values.

LEHMAN BROTHERS HOLDINGS CANNOT CONTROL ACTIONS BY THE COMPANIES WHOSE COMMON STOCKS OR OTHER EQUITY SECURITIES MAKE UP THE 10 UNCOMMON VALUES INDEX.

Actions by any company whose common stock or other equity security is part of the index may have an adverse effect on the price of its common stock or other equity security, the index and the warrants. In addition, these companies are not involved in the offering of warrants and have no obligations with respect to the warrants, including any obligation to take Lehman Brothers Holdings' or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the warrants made hereby and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the warrants to be issued. These companies are not involved with the administration, marketing or trading of the warrants and have no obligations with respect to the amount to be paid to you upon exercise.

POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE LEHMAN BROTHERS HOLDINGS CONTROLS LEHMAN BROTHERS INC., WHICH WILL DETERMINE THE COMMON STOCKS INCLUDED IN THE INDEX AND ACT AS THE CALCULATION AGENT.

Lehman Brothers Holdings controls Lehman Brothers Inc., whose Investment Policy Committee, with the assistance of Lehman Brother Inc.'s Equity Research Department, will select the common stocks included on the index each year. Lehman Brothers Inc. will, among other things, also act as the calculation agent, which determines the amount you will receive on the exercise of the warrants, whether adjustments should be made to the multipliers and the index and whether a market disruption event has occurred. As a result, potential conflicts of interest may exist between Lehman Brothers Inc. and you. See "Description of Warrants--Calculation Agent" on page S-19, "--Market disruption events" beginning on page S-18 and "The Index--Adjustments to the multipliers and the index" beginning on page S-24.

THE COMMON STOCKS THAT WILL MAKE UP THE INDEX HAVE NOT YET BEEN SELECTED AND COULD BE CONCENTRATED IN ONE OR MORE INDUSTRIES.

The common stocks that make up the index have not yet been selected. It is possible that two or more of the common stocks or other equity securities that make up the index could be issued by companies whose principal business activities are in the same industry and therefore, the index could be deemed to be concentrated in that industry. If the index is concentrated in any industry, it will be more susceptible to developments affecting that industry and may be subject to greater risk of loss.

PURCHASES AND SALES OF THE COMMON STOCKS OR OTHER EQUITY SECURITIES UNDERLYING THE INDEX BY LEHMAN BROTHERS HOLDINGS AND ITS AFFILIATES COULD AFFECT THE PRICE OF THE COMMON STOCKS OR OTHER EQUITY SECURITIES OR THE VALUE OF THE INDEX.

Lehman Brothers Holdings and its affiliates, including Lehman Brothers Inc., may from time to time buy or sell the common stocks or other equity securities underlying the index or derivative instruments related to those common stocks or other equity securities for their own accounts in connection with their normal business practices or in connection with hedging of Lehman Brothers Holdings' obligations under the warrants. These transactions could affect the prices of those common stocks or other equity securities or the level of the index. See "Use of Proceeds and Hedging" on page S-12.

                          USE OF PROCEEDS AND HEDGING

An amount equal to approximately two-thirds of the proceeds to be received by Lehman Brothers Holdings from the sale of the warrants will be used by Lehman Brothers Holdings or one or more of its subsidiaries before and immediately following the initial offering of the warrants to acquire common stocks that make up the 10 Uncommon Values index. Lehman Brothers Holdings or one or more of its subsidiaries may also acquire listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, those common stocks to hedge Lehman Brothers Holdings' obligations under the warrants. The balance of the proceeds, if any, will be used for general corporate purposes. See "Use of Proceeds" on page 3 of the accompanying prospectus.

From time to time after the initial offering and prior to the expiration of the warrants, depending on market conditions, including the market price of the common stocks and any other equity securities that underlie the index, Lehman Brothers Holdings expects that it or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques. Lehman Brothers Holdings or one or more of its subsidiaries may take long or short positions in those common stocks or other equity securities or in listed or over-the-counter option contracts or other derivative or synthetic instruments related to, those common stocks or other equity securities. In addition, Lehman Brothers Holdings or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in warrants from time to time and may, in their sole discretion, hold or resell those warrants. Lehman Brothers Holdings or one or more of its subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future.

To the extent that Lehman Brothers Holdings or one or more of its subsidiaries has a long hedge position in the common stocks or other equity securities that make up the index, or options contracts or other derivative or synthetic instruments related to those common stocks or other equity securities, Lehman Brothers Holdings or one or more of its subsidiaries may liquidate a portion of their holdings at or about the time of the expiration of the warrants or at or about the time of a change in the common stocks and other equity securities that underlie the index. Depending, among other things, on future market conditions, the aggregate amount and the composition of the positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account.

Certain activity by Lehman Brothers Holdings or one or more of its subsidiaries described above can potentially increase or decrease the price of the common stocks or other equity securities that make up the index and, accordingly, increase or decrease the level of the index. Although Lehman Brothers Holdings has no reason to believe that any of those activities will have a material impact on the price of the common stocks or other equity securities that make up the index, these activities could have such an effect.

                          DESCRIPTION OF THE WARRANTS

GENERAL

You will find information about the warrants in two separate documents that progressively provide more detail:

- the accompanying prospectus; and

- this prospectus supplement.

Since the terms of the warrants may differ from the general information Lehman Brothers Holdings has provided in the prospectus, in all cases you should rely on information in this prospectus supplement over different information in the prospectus. The warrants are to be issued as under a warrant agreement, to be dated as of July 1, 2000, between Lehman Brothers Holdings, Citibank, N.A., as warrant agent, and Lehman Brothers Inc., as calculation agent. For a description of the rights attaching to different series of warrants under the warrant agreement, you should refer to the section

"Description of the Warrants" beginning on page 14 of the accompanying prospectus. The warrants are "Index Call Warrants" as described in the accompanying prospectus.

If you purchase warrants, you may inspect the warrant agreement at the office of the warrant agent which is currently located at 111 Wall Street, 5(th) Floor, New York, NY 10043 during its normal business hours.

Lehman Brothers Holdings may issue up to 1,000,000 warrants. The warrants will be issued in denominations of 100 warrants and integral multiples thereof.

You are not required to purchase or take delivery of any shares of any common stock or other equity security underlying the index or any other securities. Lehman Brothers Holdings is under no obligation to, nor will it, deliver or sell any shares of any common stock or other equity security or any other securities to you in connection with the exercise of any warrants. Upon exercise of a warrant, Lehman Brothers Holdings will make only a U.S. dollar cash payment in the amount of the applicable cash settlement value, if any. You will not receive any interest on any applicable cash settlement value, and the warrants will not entitle you to any of the rights of holders of any underlying common stock or other equity security or any other securities.

EXERCISE DATE OF THE WARRANTS

Except for warrants subject to automatic exercise or delisting, the exercise date for a warrant will be:

- if the warrant agent receives the warrant on the records of DTC and the exercise notice in proper form, at or prior to 3:00 P.M., New York City time, on a business day, that business day; or

- if the warrant agent receives the warrant on the records of DTC and the exercise notice on a day which is not a business day or after 3:00 P.M., New York City time, on a business day, then the next business day.

To make sure that an exercise notice and the related warrants will be delivered on the records of DTC to the warrant agent before 3:00 P.M., New York City time, on a given business day, you may need to give exercise instructions to your broker or other intermediary substantially earlier than 3:00 P.M., New York City time, on that day. Different brokerage firms or other intermediaries may have different cut-off times for accepting and implementing exercise instructions from their customers. Therefore, you should consult with your broker and other intermediaries as to applicable cut-off times and other exercise mechanics.

EXERCISE AND SETTLEMENT OF THE WARRANTS

You may exercise your warrants on any business day after their issuance until 3:00 P.M., New York City time, on July 2, 2001, the final exercise date, by causing:

- your warrants to be transferred to the warrant agent on the records of DTC;
  and

- a duly completed and executed exercise notice to be delivered by a DTC participant to the warrant agent.

Forms of the exercise notice for warrants may be obtained from the warrant agent at its office. The warrant agent's telephone number is (800) 422-2066 and its facsimile transmission number is (212) 825-3483.

After receiving the warrant and the exercise notice, the warrant agent will, by 10:00 A.M., New York City time, on the business day after the valuation date:

- obtain from the calculation agent the index level on the valuation date;

- obtain from the calculation agent the cash settlement value of the warrants;
  and

- advise Lehman Brothers Holdings of the aggregate cash settlement value of the exercised warrants.

Except in the case of warrants subject to automatic exercise upon expiration or upon delisting, if on any valuation date the cash settlement value would be zero, then the attempted exercise of any of the warrants will be void and of no effect. The warrants will be transferred back to the DTC participant that submitted them on the records of DTC. In this case, you will be permitted to re-exercise the warrants at a later time chosen by you.

Your ability to exercise your warrants, however, may be limited or delayed by:

- postponement upon the occurrence of a market disruption event with respect to one or more common stocks or other equity securities underlying the index, until the next business day on which there is not a market disruption event; and

- the minimum and maximum exercise limitations described below.

The warrants will expire on July 2, 2001, the expiration date. If you do not exercise your warrants, including by reason of a postponed exercise, at or before 3:00 P.M., New York City time, on July 2, 2001, the final exercise date, the warrants will be automatically exercised as described under "--Automatic exercise" on page S-17.

The settlement date, the date that Lehman Brothers Holdings will make adequate funds available to the warrant agent, will be the third business day following the valuation date. The warrant agent will then make those funds available to DTC prior to the close of business on the settlement date. DTC will be responsible for distributing those funds to each participant of DTC and each participant will be responsible for distributing those funds to the warrantholders it represents and to each brokerage firm for which it acts as agent. Your brokerage firm will be responsible for distributing funds to you.

DETERMINATION OF THE CASH SETTLEMENT VALUE

The cash settlement value of a warrant will be determined by the calculation agent and will equal the greater of zero and the quotient of:

- the amount, if any, by which the index level for the valuation date exceeds the initial index level of 100,

- divided by 4, which is the number of warrants per index unit.

This calculation is represented by the following formula:

Index level on the valuation date-100
                                 ------
                                    4

The cash settlement amount will be rounded down to the nearest cent.

You will only receive a return greater than your investment if, on the valuation
date for your exercise, the level of the index has increased by more than   %
from its initial level.

The index level on the valuation date will be determined by the calculation agent and generally will be based on the closing prices, as of 4:00 P.M., of the common stocks and other equity securities underlying the index and the cash included in the index on the valuation date, unless, on the valuation date, the calculation agent determines that a market disruption event is occurring with respect to one or more common stocks or other equity securities underlying the index. In that case, the calculation agent will determine the closing prices for those common stocks or other equity securities subject to a market disruption event on the next business day on which there is not a market disruption event. This situation will cause the payment you receive to be postponed until three business days after the date that the affected common stock's or other equity security's closing price is determined.

If any of the common stocks or other equity securities underlying the index are listed or traded on a bulletin board at the time the cash settlement value is determined, the value of those common stocks or other equity securities will be determined using the average execution price that an affiliate of Lehman Brothers Holdings receives upon the sale of those common stocks or other equity securities used to hedge Lehman Brothers' Holdings obligations under the warrants. "Closing prices" means the closing prices on the relevant exchange, trading system or market at 4:00 P.M., New York City time.

VALUATION DATE OF THE WARRANTS

The valuation date will be the first business day the index can be calculated following the applicable exercise date, subject to:

- postponement upon the occurrence of a market disruption event with respect to one or more common stocks or other equity securities underlying the index, until the first business day on which there is not a market disruption event; and

- the minimum and maximum exercise limitations described below.

For an exercise of warrants prior to the second business day preceding the expiration date, the applicable exercise date depends upon the time of day you give exercise instructions to your broker or other intermediary and that notice is delivered to DTC. For an exercise of warrants on the expiration date and the two business days immediately preceding the expiration date, the valuation date will be the business day immediately preceding the expiration date. See "--Exercise date of the warrants" on page S-13.

EXAMPLES OF THE TIMING OF THE EXERCISE DATE AND THE ENSUING VALUATION AND SETTLEMENT DATES.

The following are illustrations of the timing of an exercise date and the ensuing valuation and settlement dates, assuming that all relevant dates are business days and days on which the index can be calculated, exercise is not subject to either of the maximum exercise limitations and that no market disruption event is occurring.

PRIOR TO THE SECOND BUSINESS DAY PRECEDING THE EXPIRATION DATE

- THE WARRANTS AND PROPER NOTICE ARE RECEIVED BY 3:00 P.M. If the warrant agent receives the warrants on the records of DTC and an exercise notice in proper form at or prior to 3:00 P.M., New York City time, on Monday, August 7, 2000:

  -- the exercise date for the warrants will be Monday, August 7, 2000;

  -- the valuation date for the warrants will be Tuesday, August 8, 2000;

  -- the index level used to determine the cash settlement value of the warrants will be the closing level of the 10 Uncommon Values index on Tuesday, August 8, 2000;

  -- the closing level of the 10 Uncommon Values index for Tuesday, August 8, 2000 is the level of the 10 Uncommon Values index calculated using the closing prices for the underlying common stocks and other equity securities and the cash included in the index on August 8, 2000; and

  -- the settlement date will be Friday, August 11, 2000.

- THE WARRANTS AND PROPER NOTICE ARE NOT RECEIVED BY 3:00 P.M. If the warrant agent receives the warrants on the records of DTC and an exercise notice after 3:00 P.M., New York City time, on Monday, August 7, 2000:

  -- the exercise date for the warrants will be Tuesday, August 8, 2000;

  -- the valuation date will be Wednesday, August 9, 2000;

  -- the index level used to determine the cash settlement value of the warrants will be the closing level of the 10 Uncommon Values index on Wednesday, August 9, 2000;

  -- the closing level of the 10 Uncommon Values index for Wednesday, August 9, 2000 is the level of the 10 Uncommon Values index calculated using the closing prices for the underlying common stocks and other equity securities and the cash included in the index on August 9, 2000; and

  -- the settlement date will be Monday, August 13, 2000.

ON OR AFTER THE SECOND BUSINESS DAY PRECEDING THE EXPIRATION DATE

- THE WARRANTS AND PROPER NOTICE ARE RECEIVED AT ANY TIME. If the warrant agent receives the warrants on the records of DTC and an exercise notice on June 29, 2001:

  -- the exercise date for the warrants will be Friday, June 29, 2001;

  -- the valuation date will be Friday, June 29, 2001;

  -- the index level used to determine the cash settlement value of the warrants will be the closing level of the 10 Uncommon Value index on Friday, June 29, 2001;

  -- the closing level of the 10 Uncommon Values index for Friday, June 29, 2001 is the level of the 10 Uncommon Values index calculated using the closing prices for the underlying common stocks and other equity securities and the cash included in the index on Friday, June 29, 2001; and

  -- the settlement date will be Friday, July 6, 2001.

HYPOTHETICAL WARRANT VALUES ON EXERCISE

The following table illustrates, for a range of hypothetical levels of the 10 Uncommon Values index on its valuation date, the approximate cash settlement value.

                                              APPROXIMATE CASH
                                              SETTLEMENT VALUE
                                               (ALSO KNOWN AS
                                                 "INTRINSIC
                           HYPOTHETICAL            VALUE")
                            INDEX LEVEL          OF WARRANT
                        -------------------   -----------------
EQUAL TO OR LOWER
THAN                    100 (Initial Level)         $   0
                                115                  3.75
                                130                  7.50
                                145                 11.25
                                160                 15.00
                                175                 18.75
                                190                 22.50

The above figures are for purposes of illustration only. The actual amount received by investors and the resulting total and pretax rate of return will depend entirely on the index level of the 10 Uncommon Values index and the cash settlement amount determined by the calculation agent as provided above. In particular, the actual index level of the 10 Uncommon Values index could be lower or higher than those reflected in the table. The hypothetical cash settlement values in the table do not reflect any "time value" for a warrant, which may be reflected in trading value, and are not necessarily indicative of potential profit or loss, which are also affected by, purchase price and transaction costs.

You should compare the features of the warrants to other available investments before deciding to purchase the warrants. Due to the uncertainty as to whether the cash settlement amount will be greater than zero, the return on investment with respect to the warrants may be higher or lower than the return available on other securities issued by Lehman Brothers Holdings or by others and available through Lehman Brothers Inc. You should you reach an investment decision only after carefully considering the suitability of the warrants in light of your particular circumstances.

MINIMUM EXERCISE LIMITATION

You may not exercise fewer than 100 warrants on any one day, except in the case of automatic exercise or delisting. If you own fewer than 100 warrants, you will need either to sell your warrants or to purchase additional warrants in the secondary market. You may incur additional transaction costs in order to realize your investment if you sell your warrants or purchase additional warrants. In addition, you may not combine warrants held through one DTC participant with warrants held through another DTC participant in order to satisfy the minimum exercise requirement.

MAXIMUM EXERCISE LIMITATIONS

- LIMITATIONS ON THE NUMBER OF WARRANTS THAT ANY ONE HOLDER MAY EXERCISE ON ANY DAY

  -- You may not exercise more than 1,000,000 warrants on any day unless Lehman
     Brothers Holdings elects otherwise, except in the case of automatic exercise or delisting. If you attempt to exercise more than 1,000,000 warrants on any one day, 1,000,000 of the warrants will be exercised on that day. Other persons or entities that are acting in concert with you will be included in the determination of the number of warrants being exercised on that date.

  -- The remaining warrants that are not exercised because you attempted to exercise too many warrants on any one day, will be exercised on the following business day. The remaining warrants will be deemed exercised before any other warrants for which a notice of exercise was delivered on a later exercise date. If the exercise of your warrants is postponed, you will receive a cash settlement value determined as of a day later than if the exercise had not been postponed. You may receive a lower amount than you would have received had the exercise of your warrants not been postponed.

- LIMITATIONS ON THE NUMBER OF WARRANTS THAT ALL HOLDERS MAY EXERCISE ON ANY DAY

  -- Not more than 1,000,000 warrants in total by all holders may be exercised on any day unless Lehman Brothers Holdings elects otherwise, except in the case of automatic exercise or delisting. If more than 1,000,000 warrants are attempted to be exercised on any one day, 1,000,000 of the warrants will be exercised on that day. The warrant agent will select the warrants to be exercised on a pro rata basis. If, as a result of the pro rata selection, any holder of warrants would have exercised less than 100 warrants, then the warrant agent, to the extent possible, will first select additional warrants so that no holder will exercise less than 100 warrants.

  -- The remaining warrants that are not exercised because too many warrants were attempted to be exercised on any one day, will be exercised on the following business day. The remaining warrants will be deemed exercised before any other warrants for which a notice of exercise was delivered on a later exercise date. If the exercise of your warrants is postponed, you will receive a cash settlement value determined as of a day later than if the exercise had not been postponed. You may receive a lower amount than you would have received had the exercise of your warrants not been postponed.

AUTOMATIC EXERCISE

If the warrant agent has not received before 3:00 P.M., New York City time, on July 2, 2001, the final exercise date, a valid exercise notice and delivery of the warrants on the records of DTC the warrants will be automatically exercised. In addition, any warrants for which the valuation date is subject to postponement as of 3:00 P.M. on the final exercise date will be automatically exercised. The exercise date for these warrants will be July 2, 2001, the expiration date, or, if this date is not a business day, the next business day. The valuation date will be the business day preceding the exercise date unless the index cannot be calculated on that business day, in which case the valuation date will be the next business day on which the index can be calculated. The warrant agent will obtain from the calculation agent the level of the index determined as of the valuation date, except in the case of a postponed exercise following the occurrence of a market disruption event, and the cash settlement value, if any, of the warrants.

Except in the case of a postponed valuation following the occurrence of a market disruption event or a postponed expiration date because July 2, 2001 is not a business day, Lehman Brothers Holdings will make available to the warrant agent, on July 6, 2001, the automatic settlement date, funds to pay the cash settlement value. In any event Lehman Brothers Holdings will make those funds available on the third business day after the expiration date. The warrant agent will then make those funds available to DTC prior to the close of business on the settlement date. DTC will be responsible for distributing those funds to each participant of DTC and each participant will be responsible for distributing those funds to the warrantholders it represents and to each brokerage firm for which it acts as agent. Your brokerage firm will be responsible for distributing funds to you.

DELISTING OF THE WARRANTS

If the warrants are delisted from, or permanently suspended from trading on, the American Stock Exchange, and another self-regulatory organization has not accepted them at the same time for listing, the warrants not previously exercised will be deemed to be automatically exercised on that date, the delisting date. The valuation date will be the next business day after the exercise date that the index can be calculated. The cash settlement value, if any, will be calculated and settled as if it were an automatic exercise. See "--Automatic exercise" on page S-17.

Lehman Brothers Holdings will notify you as soon as practicable of the delisting or trading suspension. However, if Lehman Brothers Holdings first receives notice of the delisting or suspension on the same day on which the warrants are delisted or suspended, that day will still be the delisting date.

Lehman Brothers Holdings will covenant in the warrant agreement that it will not seek delisting of the warrants from, or suspension of their trading on, the American Stock Exchange, unless Lehman Brothers Holdings has, at the same time, arranged for listing of the warrants with another self-regulatory organization.

MARKET DISRUPTION EVENTS

A market disruption event with respect to a common stock or other equity security underlying the index will occur on any day if the calculation agent determines that:

- A suspension, absence or material limitation of trading in that common stock or other equity security has occurred on that day, in each case, for more than two hours of trading or during the one-half hour period preceding the close of trading on the primary organized U.S. exchange or trading system on which that security is traded or, in the case of a common stock or other equity security not listed or quoted in the United States, on the primary exchange, trading system or market for such security. Limitations on trading during significant market fluctuations imposed pursuant to New York Stock Exchange Rule 80B or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange, any other exchange, trading system, or market, any other self regulatory organization or the SEC of similar scope or as a replacement for Rule 80B, may be considered material. For purposes of this prospectus supplement, "trading system" includes bulletin board services. Notwithstanding the first sentence of this paragraph, a market disruption event for a security traded on a bulletin board means a suspension, absence or material limitation of trading of that security for more than two hours or during the one hour period preceding 4:00 P.M. New York City time.

- A suspension, absence or material limitation has occurred on that day, in each case, for more than two hours of trading or during the one-half hour period preceding the close of trading in options contracts related to that common stock or other equity security, whether by reason of movements in price exceeding levels permitted by an exchange, trading system or market on which those options contracts are traded or otherwise.

- Information is unavailable on that date, through a recognized system of public dissemination of transaction information, for more than two hours of trading or during the one-half hour period preceding the close of trading, of accurate price, volume or related information in respect of that common stock or other equity security or in respect of options contracts related to that common stock or other equity security, in each case traded on any major U.S. exchange or trading system or, in the case of securities of a non-U.S. issuer, traded on the primary non-U.S. exchange, trading system or market.

For purposes of determining whether a market disruption event has occurred:

- a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, trading system or market;

- any suspension in trading in an option contract on an underlying common stock or other equity security by a major securities exchange, trading system or market by reason of:

  -- a price change violating limits set by such securities market,

  -- an imbalance of orders relating to those contracts, or

  -- a disparity in bid and ask quotes relating to those contracts,

  will constitute a market disruption event notwithstanding that the suspension or material limitation is less than two hours;

- a suspension or material limitation on an exchange, trading system or in a market will include a suspension or material limitation of trading by one class of investors provided that the suspension continues for more than two hours of trading or during the last one-half hour period preceding the close of trading on the relevant exchange, trading system or market but will not include any time when the relevant exchange, trading system or market is closed for trading as part of that exchange's, trading system's or market's regularly scheduled business hours; and

- "close of trading" means 4:00 P.M., New York City time.

Under certain circumstances, the duties of Lehman Brothers Inc. as the calculation agent in determining the existence of market disruption events could conflict with the interests of Lehman Brothers Inc. as an affiliate of the issuer of the warrants.

Based on the information currently available to Lehman Brothers Holdings, on October 27, 1997, the New York Stock Exchange suspended all trading during the one-half hour period preceding the close of trading pursuant to New York Stock Exchange Rule 80B. On April 3, 1992, no trading took place on the Chicago Mercantile Exchange, as a flood that severely affected the operations of many of the CME's member institutions caused the CME to suspend trading for the entire day. If either of these suspensions of trading occurs before the expiration of the warrants, that event could constitute a market disruption event. The existence or non-existence of such circumstances, however, is not necessarily indicative of the likelihood of those circumstances arising or not arising in the future.

CALCULATION AGENT

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, will act as calculation agent for the warrants.

The calculation agent will determine the amount you receive upon exercise of the warrants by determining the cash settlement amount.

In addition, the calculation agent will determine:

- the closing level of the index at the expiration date of the warrants; see "The Index--Maintenance of the 10 Uncommon Values index" beginning on page S-22;

- if adjustments are required to the multipliers or the index under various circumstances; see "The Index--Adjustments to the multipliers and the index" beginning on page S-24; and

- whether a market disruption event has occurred; see "Market disruption events" beginning on page S-18.

Furthermore, if the American Stock Exchange is unable to obtain certain information necessary for its daily calculation and dissemination of the level of the index, the calculation agent will provide the necessary information. See "The Index--Maintenance of the 10 Uncommon Values index" beginning on page S-22. For these purposes, the calculation agent will use the following procedures:

- For determining the value of an underlying foreign common stock or other equity security underlying the index, the calculation agent will, once a day, value the underlying security using the most recent sales price available from the primary exchange, trading system or market in the home market quoted as of 4:00 P.M. New York City time, for the foreign common stock or other equity security.

- For determining the applicable foreign exchange conversion rate for any foreign common stock or other equity security underlying the index, the calculation agent will use the appropriate official W.M. Reuters spot closing rates, if available, to convert non-U.S. traded securities prices from the respective countries' currencies to U.S. dollars. If there are several quotes, the first quoted rate in that minute will be used to calculate the index. In the event there is no such exchange rate for a country's currency at 11:00 A.M., New York City time, securities will be valued at the last available dollar cross-rate quote before 11:00 A.M., New York City time.

- For determining the value of a common stock or other equity security that is listed or quoted on a bulletin board service, the calculation agent will,

  -- when calculating the cash settlement amount or the closing level of the index, use the average execution price that an affiliate of Lehman Brothers Holdings receives upon a sale of that common stock or other equity security used to hedge Lehman Brothers Holdings' obligations under the warrants; and

  -- when calculating the value of the index each day, the calculation agent will use the average of the midpoint of the bid and ask prices provided by three market makers in that common stock or other equity security. The calculation agent will normally obtain the bid and ask prices promptly upon the opening of trading on that day.

- For determining the value of other property, an equity security that is not traded or listed on an exchange, trading system or market or a non-equity security if an event occurs as described in "The Index--Adjustments to the multiplier and the index" beginning on page S-24, the calculation agent will determine, as soon as reasonably practicable after the date the property or security is received, the fair market value of that property or security based on the average execution price that an affiliate of Lehman Brothers Holdings receives upon a sale of that property or security used to hedge Lehman Brothers Holdings' obligations under the warrants.

- For determining the value of any common stock or other equity security underlying the index, the "close of business" or "at closing" means 4:00 P.M., New York City time.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on Lehman Brothers Holdings and you. The calculation agent will have no liability for its determinations.

                                   THE INDEX

Each year since 1949, the Investment Policy Committee of Lehman Brothers Inc., with the assistance of its Equity Research Department (or of a predecessor firm), has selected a portfolio of "10 Uncommon Values" in common stocks. The Equity Research Department currently follows approximately 1,000 companies. Months before the Investment Policy Committee makes the final determination for the annual 10 Uncommon Values portfolio, Lehman Brothers Inc.'s equity analysts evaluate companies that meet certain criteria, and submit to the Investment Policy Committee those companies that they believe exhibit the best and most exemplary qualities. As in the past, the Investment Policy Committee, consisting of senior members of the Equity Research Department, will select from the analysts' submissions the ten stocks that appear to be unusually attractive and not yet recognized as such by the market. The selection is not limited to small, high growth companies.

Prior to the release to the public of the common stocks that will underlie the 10 Uncommon Values index, no one will know the identities of the underlying common stocks other than:

- the Investment Policy Committee of Lehman Brothers Inc.;

- certain analysts in the Equity Research Department who are not on the Investment Policy Committee but who cover the component-companies and who are responsible for preparing marketing materials; and

- those members of Lehman Brothers Inc.'s investment banking department who manage client relations with the component companies. Lehman Brothers Inc.'s compliance department will monitor and review the personal trading activities of the Lehman Brothers Inc. employees who know the identities of the component-companies prior to their release to the public. In addition, certain employees of the American Stock Exchange will know the identities of the component-companies prior to their release. In order to prepare for the listing of the warrants and the dissemination of the index levels, including the preparation of the exchange's systems, employees of the American Stock Exchange must know the identities of the component-companies.

PERFORMANCE RECORD OF THE 10 UNCOMMON VALUES PORTFOLIOS GENERALLY

Lehman Brothers Inc. has calculated for each year in the period 1949-1998, results of investment in the 10 Uncommon Values portfolios assuming:

- purchase of approximately equal dollar amounts of each of the 10 Uncommon Values common stocks selections in a given year at the closing sale prices immediately prior to the announcement of the choices;

- all ten common stocks are held for approximately twelve months, generally ending on June 30; and

- the portfolio is sold at the closing sale prices on the trading day prior to the announcement of the new 10 Uncommon Values common stocks selections.

These calculations do not include accumulation or reinvestment of dividends and do not take into account capital gains taxes and brokerage commissions. The calculation of the historical performance figures differs from the method for the calculation of the closing prices that will be used to determine the cash settlement amount which generally is the same as the calculation of the index that will be disseminated by the American Stock Exchange. The historical performance of the 10 Uncommon Values was determined using the closing sale prices of the common stocks underlying the 10 Uncommon Values on the trading day prior to the announcement of the new common stocks that would underlie the 10 Uncommon Values for the next twelve months. In contrast, the cash settlement amount will generally be determined by using the closing price of the common stocks and other equity securities underlying the index and any cash included in the index on the day that is three business days prior to the cash settlement date.

Between 1949 and 1998, of the 500 common stocks recommended, 342 advanced, 155 declined and 3 remained unchanged in the year of the recommendation. During this period, the 10 Uncommon Values portfolio has outperformed the S&P 500 in 37 of 50 years. The level of the 10 Uncommon Values portfolio has declined in 11 of 50 years. Information concerning the performance of the 10 Uncommon Values announced in 1999 will be available at the time of the completion of the sale of the note. The charts below set forth for each year in the period 1949-1998:

- the percentage change in the S&P 500;

- the percentage change in the 10 Uncommon Values; and

- the number of 10 Uncommon Values stocks in each year that advanced, declined or remained unchanged.

                                            PERCENTAGE CHANGE            10 UNCOMMON VALUES STOCKS
                                      -----------------------------   -------------------------------
YEAR                                  S&P 500    10 UNCOMMON VALUES   ADVANCE    DECLINE    UNCHANGED
----                                  --------   ------------------   --------   --------   ---------
1949................................    23.03%          46.49%           10          0          0
1950................................    17.78           40.85            10          0          0
1951................................    17.44           14.54             8          2          0
1952................................    -3.63           -4.67             4          6          0
1953................................    21.00           33.64            10          0          0
1954................................    40.47           51.49            10          0          0
1955................................    14.48           -1.78             5          5          0
1956................................     0.62           11.80             7          3          0
1957................................    -4.99           -4.65             3          7          0
1958................................    29.13           62.49            10          0          0
1959................................    -1.79           -7.48             3          7          0
1960................................    13.44           34.40            10          0          0
1961................................   -12.54           -9.51             2          8          0
1962................................    24.36           45.05            10          0          0
1963................................    15.15           25.69            10          0          0
1964................................     2.68            5.12             6          4          0
1965................................     2.17           18.89             7          2          1
1966................................     7.07           17.72             7          3          0
1967................................     9.60           22.97             9          1          0
1968................................    -2.26           28.00            10          0          0
1969................................   -24.51          -38.47             2          8          0
1970................................    33.37           52.48             9          1          0
1971................................     9.34           10.08             5          5          0
1972................................    -2.69          -23.73             2          8          0
1973................................   -17.51          -11.91             3          7          0
1974................................    10.69           30.82             8          2          0
1975................................     9.55           11.22             8          1          1

                                            PERCENTAGE CHANGE            10 UNCOMMON VALUES STOCKS
                                      -----------------------------   -------------------------------
YEAR                                  S&P 500    10 UNCOMMON VALUES   ADVANCE    DECLINE    UNCHANGED
----                                  --------   ------------------   --------   --------   ---------
1976................................    -3.64            3.41             5          5          0
1977................................    -4.93           19.62             6          4          0
1978................................     7.73            5.00             6          4          0
1979................................    11.01           22.23             6          4          0
1980................................    14.85           24.72             8          1          1
1981................................   -16.46           -9.85             3          7          0
1982................................    53.37          124.90             9          1          0
1983................................    -8.88          -15.33             1          9          0
1984................................    25.24           39.62            10          0          0
1985................................    30.75           29.13             6          4          0
1986................................    21.19            3.06             6          4          0
1987................................   -10.03           -8.15             2          8          0
1988................................    16.26           13.99             6          4          0
1989................................    12.59           15.98             6          4          0
1990................................     3.67            7.02             8          2          0
1991................................     9.96            9.41             8          2          0
1992................................    10.39           35.37             9          1          0
1993................................    -1.39           22.33             8          2          0
1994................................    22.62           13.01             8          2          0
1995................................    23.11           31.41             9          1          0
1996................................    31.99           36.54             8          2          0
1997................................    28.10           48.60             7          3          0
1998................................    21.07           51.16             9          1          0
                                                                        ---        ---         --
                                                                        342        155          3
                                                                        ===        ===         ==

The results of ownership of warrants will not be the same as the results of ownership of the underlying common stocks and from investment results which may be calculated by Lehman Brothers Inc. using the assumptions above.

This past record does not guarantee that this record will continue in the future. The performance information and the charts above represent past performance of the 10 Uncommon Values portfolios and not the performance of the warrants. The warrants have no performance history.

In selecting the 10 Uncommon Values common stocks, Lehman Brothers Holdings does not express any belief as to the potential of those common stocks for capital appreciation over a period longer than one year. There is, of course, no assurance that the warrants will appreciate in value or, in fact, that they will have any value. See "Risk Factors" beginning on page S-7.

MAINTENANCE OF THE 10 UNCOMMON VALUES INDEX

The 10 Uncommon Values index will represent an equal dollar-weighted portfolio of the common stocks of the ten companies underlying the 10 Uncommon Values index selected on or about July 1, 2000. The level of the index will increase or decrease by the performance of the common stocks and other equity securities that make up the 10 Uncommon Values index from time to time. The level of the index will also include the cash in the index.

The American Stock Exchange will calculate and disseminate the level of the index every 15 seconds via the Consolidated Tape Association Network B. It will use, to the extent possible, the most recent sale prices of the underlying common stocks and other equity securities reported by the primary exchanges, trading systems or markets on which the common stocks and other equity securities are listed or traded. At the beginning of each day that the index is calculated, the initial level of the index will be the same as the closing index level from the previous day that the index level is calculated. As opening trades in the underlying common stocks and other equity securities are reported by the primary exchanges, trading systems or markets, these trades will be reflected in the published index, to the extent possible.

To the extent a foreign security underlies the index, the American Stock Exchange will value the underlying security at least once each day. If the American Stock Exchange is not able to value a foreign security more than once each day, it will use the most recent sales price from the primary exchange, trading system or market in that security's home market quoted at 4:00 P.M., New York City time. The official W.M. Reuters spot closing rates will be used to convert non-U.S. traded securities prices from the respective countries' currencies to U.S. dollars, if available. If there are several quotes, the first quoted rate in that minute will be used to calculate the index. If there is no such exchange rate for a country's currency at 11 A.M., New York City time, securities will be valued at the last available U.S. dollar cross-rate quote before 11 A.M., New York City time. To the extent that the American Stock Exchange is unable to obtain such information, the calculation agent will provide such information, using the above sources, to the American Stock Exchange.

Furthermore, to the extent the American Stock Exchange is unable to obtain other information as to values essential to the American Stock Exchange's calculation and dissemination of the index or the above information is unable to be obtained, the calculation agent will provide that information to the American Stock Exchange. See "Description of the Warrants--Calculation agent" beginning on page S-19 for a description of the methods the calculation agent will use to determine these values. This calculation process will continue throughout each day that the index is calculated.

After the close of trading on each day that the index is calculated, the index will continue to be updated to reflect the effects of any corrections, cancellations or late reported sales until the time at which the New York Stock Exchange disseminates its closing summary reports showing closing prices. The closing summaries for the primary exchanges, trading system or markets will generally be considered the definitive source of closing price data when available. For purposes of determining the index levels, "close of trading" or "closing" means 4:00 P.M., New York City time.

The index will be monitored daily for various types of corporate actions that may require an adjustment to the index. See " --Adjustments to the multipliers and the index" beginning on page S-24.

If, for purposes of determining the closing level of the index, a market disruption event for any underlying common stock or other equity security occurs on the day on which the closing sales prices are to be determined, then the price of that common stock or other equity security will be initially determined using the closing price on the previous business day on which there was not a market disruption event. The closing price that was initially determined will then be adjusted, once a market disruption event ceases to exist, to equal the average execution price an affiliate of Lehman Brothers Holdings receives upon the sale of that common stock or other equity security used to hedge Lehman Brothers Holdings' obligations under the warrants.

Lehman Brothers Holdings or its affiliates, including Lehman Brothers Inc., may from time to time engage in business with one or more of the issuers of the underlying common stocks, other equity securities or, in the case of American Depositary Receipts, the underlying foreign shares, or with persons seeking to acquire these issuers. The services provided may include advisory services to the issuers or other persons, including merger and acquisition advisory services. In the course of its business, Lehman Brothers Holdings or its affiliates, including Lehman Brothers Inc., may acquire non-public information with respect to these issuers. In addition, one or more affiliates of Lehman Brothers Holdings may publish research reports with respect to these issuers. The actions may directly adversely affect the market prices of the underlying common stock or other equity securities.

NOTICE OF LEVEL OF AND COMMON STOCKS UNDERLYING THE 10 UNCOMMON VALUES INDEX

By July 15, 2000, Lehman Brothers Holdings will send notice to DTC identifying the 10 common stocks that will make up the 10 Uncommon Values index for the twelve-month period that commenced on or about July 1, 2000 and the number of shares, including fractions of a share, of each of the 10 common stocks underlying the index. In this prospectus, that number of shares is also sometimes called a "multiplier."

Lehman Brothers Holdings will request DTC to send a copy of that notice to each of its participants, who are expected to forward a copy to the beneficial owners.

You can also call Lehman Brothers Inc. at 212-526-0900 to obtain this information and the number of shares of each of the common stocks and other equity securities underlying the index per index unit. You may also obtain a listing of the common stocks and other equity securities included in the index from Lehman Brothers Inc.'s website at http://www.lehman.com. You may also obtain the level of the 10 Uncommon Values index from the
Bloomberg-Registered Trademark- service under the symbol       .

THE MULTIPLIERS FOR THE UNDERLYING COMMON STOCKS

The initial multiplier for each common stock underlying the index will be the number of shares, or fraction of a share, of each common stock required to be included in the calculation of the index so that each common stock represents 10% of the index on an equal dollar-weighted basis. The price used to determine the multiplier for each underlying common stock will be the average execution price for each common stock that an affiliate of Lehman Brothers Holdings pays to hedge Lehman Brothers Holdings' obligations under the warrants on the date that Lehman Brothers Inc. announces the ten new common stocks that will make up the index. This date will be on or about July 1, 2000. The multipliers for each security will remain constant for the next twelve months unless adjusted for the extraordinary corporate events described below. Each multiplier will be rounded at the calculation agent's discretion.

ADJUSTMENTS TO THE MULTIPLIERS AND THE INDEX

Adjustments to a multiplier and the index will be made in the circumstances described below. For purposes of these adjustments, except as noted below, ADRs are treated like common stock if a comparable adjustment to the foreign shares underlying the ADRs is made pursuant to the terms of the depository arrangement for the ADRs or if the holders of ADRs are entitled to receive property in respect of the underlying foreign share.

- If an underlying common stock is subject to a stock split or reverse stock split, then once the split has become effective, the multiplier relating to the common stock will be adjusted. The multiplier will be adjusted to equal the product of the number of shares outstanding after the split with respect to each share immediately prior to effectiveness of the split and the prior multiplier.

- If an underlying common stock is subject to an extraordinary stock dividend or extraordinary stock distribution that is given equally to all holders of shares, then once the common stock is trading ex-dividend, the multiplier will be increased by the product of the number of shares issued with respect to one share and the prior multiplier.

- If the issuer of an underlying common stock is being liquidated or dissolved or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the common stock will continue to be included in the index so long as the primary exchange, trading system or market is reporting a market price for the common stock. If a market price, including a price on a bulletin board service, is no longer available for an underlying common stock, then the value of the underlying common stock will equal zero for so long as no market price is available, and no attempt will be made to find a replacement stock or increase the level of the index to compensate for the deletion of the underlying common stock.

- If the issuer of an underlying common stock, or if an underlying common stock is an ADR, the foreign issuer of the underlying foreign share, has been subject to a merger or consolidation and is not the surviving entity and holders of the underlying common stock are entitled to receive cash, securities, other property or a combination thereof in exchange for the underlying common stock, then the following will be included in the index:

    -- To the extent cash is received, the index will include the amount of the cash consideration at the time holders are entitled to receive the cash consideration, plus accrued interest. Interest will accrue beginning the first London business day after the day that holders receive the cash consideration until the day that the new common stocks are chosen for the index. Interest will accrue at a rate equal to LIBOR with a term corresponding to the interest accrual period stated in the preceding sentence.

    -- To the extent that equity securities that are traded or listed on an exchange, trading system or market are received, once the exchange for the new securities has become effective, the former underlying common stock will be removed from the index and the new securities will be added to the index. The multiplier for the new underlying securities will equal the product of the last value of the multiplier of the original underlying common stock and the number of securities of the new underlying security exchanged with respect to one share of the original underlying common stock.

    -- To the extent that equity securities that are not traded or listed on an exchange, trading system or market or non-equity securities or other property (other than cash) are received, the calculation agent will determine the fair market value of the securities or other property received and the index will include an amount of cash equal to the product of the multiplier and the fair market value. The index will also include accrued interest on that amount. Interest will accrue beginning the first London business day after the day that an affiliate of Lehman Brothers Holdings sells the securities or other property used to hedge Lehman Brothers Holdings' obligations under the warrants until the day that the new common stocks are chosen for the index. Interest will accrue at a rate equal to LIBOR with a term corresponding to the interest accrual period stated in the preceding sentence.

- If all of the underlying common stock of an issuer is converted into or exchanged for the same or a different number of shares of any class or classes of common stock other than the underlying common stock, whether by capital reorganization, recapitalization or reclassification, then, once the conversion has become effective, the former underlying common stock will be removed from the index and the new common stock will be added to the index. The multiplier for each new underlying common stock will equal the product of the last value of the multiplier of the original underlying common stock and the number of shares of the new underlying common stock issued with respect to one share of the original underlying common stock.

- If the issuer of an underlying common stock issues to all of its shareholders common stock or another equity security that is traded or listed on an exchange, trading system or market of an issuer other than itself, then the new common stock or other equity security will be added to the index as a new underlying common stock or other equity security. The multiplier for the new underlying common stock or other equity security will equal the product of the last value of the multiplier with respect to the original common stock and the number of shares of the new underlying common stock or other equity security issued with respect to one share of the original underlying common stock.

- If an ADR is no longer listed or admitted to trading on a United States securities exchange registered under the Securities Exchange Act or is no longer a security quoted on the Nasdaq Stock Market, then the foreign share underlying the ADR will be deemed to be a new underlying common stock. The initial multiplier for that new underlying common stock will equal the last value of the multiplier for the ADR multiplied by the number of underlying foreign shares represented by a single ADR.

- If an underlying common stock is subject to an extraordinary dividend or an extraordinary distribution, including upon liquidation or dissolution, of cash, equity securities that are not traded or listed on an exchange, trading system or market, non-equity securities or other property of any kind which is received equally by all holders of its common stock, then the index will include the following:

    -- To the extent cash is entitled to be received, the index will include on each day after the time that the common stock trades ex-dividend until the date the cash consideration is entitled to be received, the present value of the cash to be received, discounted at a rate equal to LIBOR, with a term beginning that day and ending on the date that the cash is entitled to be received. When the cash consideration is received, the index will include the amount of the cash consideration, plus accrued interest. Interest will accrue beginning the first London business day after the day that holders receive the cash consideration until the day that the new common stocks are chosen for the index. Interest will accrue at a rate equal to LIBOR with a term corresponding to the interest accrual period stated in the preceding sentence.

    -- To the extent that equity securities that are not traded or listed on an exchange, trading system or market or non-equity securities or other property (other than cash) are received, the calculation agent will determine the fair market value of the securities or other property received and the index will include an amount of cash equal to the product of the multiplier and the fair market value. The index will also include accrued interest on that amount. Interest will accrue beginning the first London business day after the day that an affiliate of Lehman Brothers Holdings sells the securities or other property used to hedge Lehman Brothers Holdings' obligations under the warrants until the day that the new common stocks are chosen for the index. Interest will accrue at a rate equal to LIBOR with a term corresponding to the interest accrual period stated in the preceding sentence.

- If similar corporate events occur with respect to the issuer of an equity security other than common stock that is included in the index, adjustments similar to the above will be made for that equity security.

The payment of an ordinary cash dividend from current income or retained earnings will not result in an adjustment to the multiplier or entitle you to any cash payments.

No adjustments of any multiplier of an underlying common stock will be required unless the adjustment would require a change of at least .1% (.001) in the multiplier then in effect. The multiplier resulting from any of the adjustments specified above will be rounded at the calculation agent's discretion.

The warrants are not sponsored, endorsed, sold or promoted by the American Stock Exchange. No inference should be drawn from the information contained in this prospectus supplement that the American Stock Exchange makes any representation or warranty, implied or express, to Lehman Brothers Holdings, you or any member of the public regarding the advisability of investing in securities generally or in the warrants in particular or the ability of the index to track general stock market performance. The American Stock Exchange is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the warrants to be issued or in the determination or calculation of the amount you receive upon exercise. The American Stock Exchange has no obligation or liability in connection with the administration, marketing or trading of the warrants.

Except with respect to the responsibility of the calculation agent to make certain calculations under certain circumstances as described in this prospectus supplement, none of Lehman Brothers Holdings, the calculation agent or the underwriters accept any responsibility for the calculation, maintenance or publication of the index. The American Stock Exchange disclaims all responsibility for any inaccuracies in the data on which the index is based, or any mistakes or errors or omissions in the calculation or dissemination of the index or for the manner in which the index is applied in determining the amount you receive upon exercise.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the purchase, ownership, exercise or other disposition of warrants as of the date of this prospectus supplement. Except where noted, this summary deals only with warrants held as capital assets by a United States holder and does not deal with special situations of United States holders and non-United States holders. For example, this summary does not address:

- tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or life insurance companies;

- tax consequences to persons holding warrants as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

- tax consequences to holders of warrants whose "functional currency" is not the U.S. dollar;

- alternative minimum tax consequences, if any; or

- any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986 (the "Code"), as amended, and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

If you are considering the purchase of warrants, you should consult your own tax advisors concerning the federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

UNITED STATES HOLDERS

For purposes of this summary, a United States holder is the beneficial owner of a warrant that is:

- a citizen or resident of the United States;

- a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

- an estate the income of which is subject to United States federal income taxation regardless of its source; or

- a trust (x) that is subject to the supervision of a court within the United States and the control of one or more United States persons as defined in
  Section 7701(a)(30) of the Code or (y) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Each warrant will be treated as a cash settlement option. You will be required to recognize gain or loss with respect to a warrant on the sale, exchange, exercise or other disposition of the warrant.

Your tax basis in a warrant will be equal to your cost. Upon sale, exchange, exercise or other disposition of a warrant, you will recognize gain or loss equal to the difference between the amount realized, if any, and your tax basis in the warrant. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, exercise or other disposition, you have held the warrant for more than one year. Under current law, long-term capital gains of individuals derived in respect of capital assets are taxed at a maximum rate of 20%. Your ability to deduct capital losses is subject to limitations.

NON-UNITED STATES HOLDERS

The 30% U.S. federal withholding tax will not apply to any gain or income that you realize on the sale, exchange, retirement or other disposition of a warrant.

Any gain or income realized on the sale, exchange, exercise or other disposition of a warrant generally will not be subject to U.S. federal income tax unless (1) that gain or income is effectively connected with the conduct of a trade or business in the United States by you, or (2) you are an individual who holds the warrants as a capital asset and who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

If you are an individual described in clause (1) above, you will be subject to tax on the gain derived from the sale, exchange, exercise or other disposition of a warrant as if you were a United States Holder. If you are an individual described in clause (2) above, you will be subject to tax at a flat 30% rate on the gain derived from the sale, exchange, exercise or other disposition of a warrant, which may be offset by United States source capital losses, even though you are not considered a resident of the United States.

If you are a foreign corporation described in clause (1) above, you will be subject to tax at regular graduated United States federal income tax rates on the gain derived from the sale, exchange, exercise or other disposition of a warrant. In addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits within the meaning of the Code for the taxable year, as adjusted for certain items, unless you qualify for a lower rate under an applicable income tax treaty.

Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company or foreign personal holding companies and therefore subject to special treatment under the Code. You should consult your own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to you.

If you are an individual Non-United States holder, warrants held by you at the time of death may be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

BACKUP WITHHOLDING AND INFORMATION REPORTING

If you are a United States holder of warrants and you fail to provide Lehman Brothers Holdings with your taxpayer identification number or otherwise fail to comply with applicable information reporting or certification requirements, you will be subject to backup withholding at a 31% rate with respect to any proceeds you receive from the sale, exchange, exercise or other disposition of a warrant.

If you a Non-United States holder of warrants, you will not be required to pay backup withholding and provide information reporting regarding the proceeds of the sale, exchange, exercise or other disposition of a warrant within the United States or conducted through certain U.S.-related financial intermediaries if you furnish the payor with a statement certifying under penalties of perjury that you are a Non-United States holder and the payor does not have actual knowledge that you are a United States holder, or you otherwise establish an exemption. Treasury Regulations were recently issued that generally modify the information reporting and backup withholding rules applicable to certain payments made after December 31, 2000. In general, the new Treasury Regulations would not significantly alter the present rules discussed above, except in certain special situations.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

                              BOOK-ENTRY ISSUANCE

The warrants will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that Lehman Brothers Holdings will not issue certificates to you for the warrants. Each global security will be issued to DTC which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the warrants. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees and their successors may transfer a global security as a whole to one another.

Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant.

When you purchase warrants through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the warrants on DTC's records. Since you actually own the warrants, you are the beneficial owner. Your ownership interest will only be recorded on the direct or indirect participants' records. DTC has no knowledge of your individual ownership of the warrants. DTC's records only show the identity of the direct participants and the amount of the warrants held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers like you.

The warrant agent for the warrants will wire payments on the warrants to DTC's nominee. Lehman Brothers Holdings and the warrant agent will treat DTC's nominee as the owner of each global security for all purposes. Accordingly, Lehman Brothers Holdings, the warrant agent and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security.

It is DTC's current practice, upon receipt of any payment of distributions or liquidation amount, to proportionally credit direct participants' accounts on the payment date based on their holdings. In addition, it is DTC's current practice to pass through any consenting or voting rights to the participants by using an omnibus proxy. Those participants in turn will make payments to and solicit votes from you, the ultimate owner of warrants based on customary practices. Payments to you will be the responsibility of the participants and not of DTC, the warrant agent or Lehman Brothers Holdings.

Warrants represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

- DTC is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law and a successor is not appointed by Lehman Brothers Holdings within 90 days; or

- Lehman Brothers Holdings decides to discontinue use of the book-entry system.

If the global security is exchanged for certificated securities, the warrant agent will keep the registration books for the warrants at its corporate office and follow customary practices and procedures.

DTC has provided Lehman Brothers Holdings with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the SEC.

EUROCLEAR AND CLEARSTREAM

Links have been established among DTC, Clearstream Banking, societe anonyme and Euroclear (two European book-entry depositories similar to DTC), to facilitate the initial issuance of the warrants and cross-market transfers of the warrants associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform those procedures and those procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each U.S. agents of Clearstream and Euroclear, as participants in DTC.

When warrants are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive the warrants against payment. After settlement, Clearstream or Euroclear will credit its participant's account. Credit for the warrants will appear on the next day, European time.

Because the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending warrants to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer warrants to a DTC participant, the seller must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer warrants against payment. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date; which day would be the preceding day, when settlement occurs in New York). If settlement is not completed on the intended value date (I.E., the trade falls), proceeds credited to the Clearstream or Euroclear participant's account would instead be valued as of the actual settlement date.

                                  UNDERWRITING

Subject to the terms and conditions set forth in the form of underwriting agreement which was filed as an exhibit to the Securities and Exchange Commission registration statement under which the warrants are being offered and sold, Lehman Brothers Holdings has agreed to sell to the underwriters the number of warrants set forth opposite the name of each underwriter.

                                    NUMBER
                                      OF
UNDERWRITERS                       WARRANTS
------------                      ----------
Lehman Brothers Inc.............
Fidelity Capital Markets........
                                  ----------
    Total.......................   1,000,000
                                  ==========

The underwriters have advised Lehman Brothers Holdings that they propose to initially offer the warrants to the public at the public offering price set forth on the cover page of this prospectus supplement; they may also offer warrants to certain dealers at the same price less a concession not in excess of
$         per warrant. The underwriters may allow and dealers may reallow a
concession not in excess of $         per warrant to other dealers. After the
initial public offering of the warrants is completed, the public offering price and concessions may be changed.

Until the distribution of the warrants is completed, the rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for or purchase warrants. As an exception to these rules, the underwriters are permitted to engage in various transactions that stabilize the price of the warrants. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the warrants. If the underwriters create a short position in the warrants in connection with the offering (that is, if they sell a larger number of the warrants than is set forth on the cover page of this prospectus supplement), the underwriters may reduce that short position by purchasing warrants in the open market or by exercising all or a portion of their over-allotment option.

In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. Neither Lehman Brothers Holdings nor the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the warrants. In addition, neither Lehman Brothers Holdings nor the underwriters makes any representation that the underwriters will in fact engage in transactions described in this paragraph, or that those transactions, once begun, will not be discontinued without notice.

Lehman Brothers Holdings will pay certain expenses, expected to be approximately
$       , associated with the offer and sale of the warrants.

Lehman Brothers Holdings has granted to the underwriters an option to purchase
up to       additional warrants solely to cover over-allotments. Any or all of this option may be exercised at any time until 30 days after the date of the underwriting agreement. To the extent that the option is exercised, the underwriters will be committed, subject to certain conditions, to purchase the additional warrants. If this option is exercised in full, the total public offering price, underwriting discount and proceeds to Lehman Brothers Holdings
would be $         , $         and $         , respectively.

Neither of the underwriters may confirm sales to any account over which it exercises discretionary authority without the prior written approval of the customer.

Lehman Brothers Holdings has agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933.

The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the NASD regarding an NASD member firm underwriting securities of its affiliate.

                                    EXPERTS

The consolidated financial statements and financial statement schedule of Lehman Brothers Holdings as of November 30, 1999 and 1998, and for each of the years in the three-year period ended November 30, 1999, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report on the consolidated financial statements. The consolidated financial statements and accountant's report are incorporated by reference in Lehman Brothers Holdings' annual report on Form 10-K for the year ended November 30, 1999, and incorporated by reference in this prospectus supplement. The consolidated financial statements of Lehman Brothers

Holdings referred to above are incorporated by reference in this prospectus supplement in reliance upon the report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

PROSPECTUS

                         LEHMAN BROTHERS HOLDINGS INC.
               DEBT SECURITIES, DEBT WARRANTS, CURRENCY WARRANTS,
                   INDEX WARRANTS AND INTEREST RATE WARRANTS
                                ----------------

    Lehman Brothers Holdings Inc. ("Holdings") may offer from time to time (i) unsecured debt securities (the "Debt Securities") consisting of debentures, notes and/or other evidences of indebtedness, (ii) warrants to purchase Debt Securities ("Debt Warrants"), (iii) warrants entitling the holders thereof to receive from Holdings, upon exercise, the cash value of the right to purchase ("Currency Call Warrants") and to sell ("Currency Put Warrants" and, together with the Currency Call Warrants, the "Currency Warrants") a certain amount of one currency or currency unit for a certain amount of a different currency or currency unit, all as shall be designated by Holdings at the time of offering,
(iv) warrants entitling the holders thereof to receive from Holdings, upon exercise, an amount in cash determined by reference to decreases ("Index Put Warrants") or increases ("Index Call Warrants") in the level of a specified index (an "Index") which may be based on one or more U.S. or foreign stocks, bonds or other securities, one or more U.S. or foreign interest rates, one or more currencies or currency units, or any combination of the foregoing, or determined by reference to the differential between any two Indices ("Index Spread Warrants" and, together with the Index Put Warrants and the Index Call Warrants, the "Index Warrants") and (v) warrants entitling the holders thereof to receive from Holdings, upon exercise, an amount in cash determined by reference to decreases ("Interest Rate Put Warrants") or increases ("Interest Rate Call Warrants" and, together with the Interest Rate Put Warrants, the "Interest Rate Warrants") in the yield or closing price of one or more specified debt instruments issued either by the United States government or by a foreign government (the "Debt Instrument"), in the interest rate or interest rate swap rate established from time to time by one or more specified financial institutions (the "Rate") or in any specified combination of Debt Instruments and/or Rates, for aggregate proceeds of up to U.S.$497,131,485, or the equivalent thereof in one or more foreign currencies or foreign currency units (such amount being the aggregate proceeds to Holdings from all Debt Securities, Debt Warrants, Currency Warrants, Index Warrants and Interest Rate Warrants (collectively, the "Securities") issued and the exercise price of any Debt Securities issuable upon the exercise of any Debt Warrants). The Securities may be offered either together or separately and in one or more series in amounts, at prices and on terms to be determined at the time of the offering. Unless otherwise specified in an applicable Prospectus Supplement, the Securities will be sold for, and the Debt Warrants, Currency Warrants, Index Warrants or Interest Rate Warrants (collectively, the "Warrants") will be exercisable in, United States dollars, and the principal of and interest, if any, on the Debt Securities and the cash payments, if any, in respect of the Currency Warrants, the Index Warrants and the Interest Rate Warrants will be payable in United States dollars. If this Prospectus is being delivered in connection with the offering and sale of Debt Securities, the specific designation, priority, aggregate principal amount, the currency or currency unit for which the Debt Securities may be purchased, the currency or currency unit in which the principal and interest, if any, is payable, the rate (or method of calculation) and time of payment of interest, if any, authorized denominations, maturity, any redemption terms, any listing on a securities exchange and the initial public offering price, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto and any other terms in connection with such offering and sale are set forth in an applicable Prospectus Supplement. If this Prospectus is being delivered in connection with the offering and sale of Warrants, the specific designation, aggregate number of warrants, the currency or currency unit for which the warrants may be purchased, the currency or currency unit in which the cash settlement value or the exercise price, if applicable, is payable, the method of calculation of the cash settlement value, if applicable, the date on which such warrants become exercisable and the expiration date, provisions, if any, for the automatic exercise and/or cancellation prior to the expiration date, the initial public offering price, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto and any other terms in connection with such offering and sale will be set forth in an applicable Prospectus Supplement.

    The Debt Securities and the Debt Warrants may be issued in registered form or bearer form with, in the case of Debt Securities, coupons attached. The Currency Warrants, Index Warrants and Interest Rate Warrants will be issued in registered form only. In addition, all or a portion of the Securities of a series may be issued in global form. Debt Securities in bearer form will be offered only outside the United States to non-United States persons and to offices located outside the United States of certain United States financial institutions. See "Description of Debt Securities--Limitations on Issuance of Bearer Securities."

    Discussions of certain United States federal income taxation consequences to holders of Securities and certain of the risks associated with an investment in Securities will be set forth in the applicable Prospectus Supplement.
                           --------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
            THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                      ADEQUACY OF THIS PROSPECTUS. ANY
                     REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                           --------------------------

    The Securities will be sold either through underwriters, dealers or agents, or directly by Holdings. The applicable Prospectus Supplement sets forth the names of any underwriters or agents (which may include Lehman Brothers Inc., a subsidiary of Holdings ("Lehman Brothers")) involved in the sale of the Securities in respect of which this Prospectus is being delivered, the proposed amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.
                           --------------------------

    This Prospectus together with the applicable Prospectus Supplement may also be used by Lehman Brothers, in connection with offers and sales of Securities related to market making transactions, by and through Lehman Brothers, at negotiated prices related to prevailing market prices at the time of sale or otherwise. Lehman Brothers may act as principal or agent in such transactions.

                           --------------------------

February 17, 1998

                             AVAILABLE INFORMATION

    Holdings is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC:
New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Suite 1400, Northwestern Atrium Center, 500 W. Madison Street, Chicago, Illinois 60661-2511; and copies of such material can be obtained from the Public Reference Section of the SEC, Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Holdings' Common Stock is listed on the New York Stock Exchange, Inc. (the "Exchange") and the Pacific Stock Exchange. Holdings' 8 3/4% Notes Due 2002 and 8.30% Quarterly Income Capital Securities Due 2035 are listed on the Exchange and Holdings' $55 Million Serial Zero Coupon Senior Notes Due May 16, 1998, Global Telecommunications Stock Upside Note Securities-SM- Due 2000 and the AMEX Hong Kong 30 Index Call Warrants Expiring 1998 and Select Technology Index Call Warrants Expiring 1998 are listed on the American Stock Exchange, Inc. and reports and other information concerning Holdings may also be inspected at the offices of the Exchange at 20 Broad Street, New York, New York 10005 and at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

    Holdings has filed with the SEC a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement.
                            ------------------------

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents previously filed by Holdings with the SEC pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

        (1) Holdings' Annual Report on Form 10-K for the year ended November 30, 1996.

        (2) Holdings' Quarterly Report on Form 10-Q for the fiscal quarters ended February 28, 1997, May 31, 1997, and August 31, 1997.

        (3) Holdings' Current Reports on Form 8-K dated January 8, 1997, March 26, 1997, June 26, 1997, September 4, 1997, September 30, 1997, and
    January 7, 1998.

    Each document filed by Holdings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered by an applicable Prospectus Supplement shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, in an applicable Prospectus Supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

    Holdings will provide without charge to each person, including any beneficial owner of any Security, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Mary J. Capko, the Controller's Office, Lehman Brothers Holdings Inc., 3 World Financial Center, 8th Floor, New York, New York 10285 (telephone (212) 526-0660).

                                  THE COMPANY

    Lehman Brothers Holdings Inc. (together with its consolidated subsidiaries hereinafter referred to as the "Company" unless the context otherwise requires) is one of the leading global investment banks serving institutional, corporate, government and high net worth individual clients and customers. The Company's worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin and South America and the Asia Pacific region.

    The Company's business includes capital raising for clients through securities underwriting and direct placements; corporate finance and strategic advisory services; merchant banking; securities sales and trading; institutional asset management; research; and the trading of foreign exchange, derivative products and certain commodities. The Company acts as a market maker in all major equity and fixed income products in both the domestic and international markets. Lehman Brothers is a member of all principal securities and commodities exchanges in the United States, as well as the National Association of Securities Dealers, Inc. ("NASD"), and holds memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Paris, Tokyo, Hong Kong, Frankfurt and Milan stock exchanges.

    Holdings was incorporated in Delaware on December 29, 1983. Holdings' principal executive offices are located at 3 World Financial Center, New York, New York 10285 (telephone (212) 526-7000).

                                USE OF PROCEEDS

    Except as otherwise may be set forth in an applicable Prospectus Supplement accompanying this Prospectus, Holdings intends to apply the net proceeds from the sale of the Securities for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges of the Company for each of the two years in the period ended December 31, 1993, the eleven months ended November 30, 1994, the two years ended November 30, 1996 and for the nine months ended August 31, 1997:

                                   ELEVEN MONTHS
           YEAR ENDED                  ENDED           YEAR ENDED        NINE MONTHS ENDED
          DECEMBER 31,             NOVEMBER 30,       NOVEMBER 30,          AUGUST 31,
--------------------------------   -------------   -------------------   -----------------
        1992              1993         1994          1995       1996           1997
---------------------   --------   -------------   --------   --------   -----------------
 *                        1.00          1.03         1.03       1.06            1.07

------------------------
* Earnings were inadequate to cover fixed charges and would have had to increase approximately $247 million in 1992 in order to cover the deficiency.

    In computing the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consist principally of interest expense and one-third of office rentals and one-fifth of equipment rentals, which are deemed to be representative of the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will constitute either Senior Debt (as defined below) or Subordinated Debt (as defined below) of Holdings. The Debt Securities constituting Senior Debt will be issued under an indenture, dated as of September 1, 1987, between Holdings and Citibank, N.A., Trustee, as supplemented and amended by Supplemental Indentures dated as of November 25, 1987, as of November 27, 1990, as of September 13, 1991, as of October 4, 1993 and as of October 1, 1995 (the "Senior Indenture"), and the Debt Securities constituting Subordinated Debt will be issued under an indenture between Holdings and The Chase Manhattan Bank, as successor to Chemical Bank, Trustee, as amended and supplemented by the Supplemental Indenture dated as of February 1, 1996 (the "Subordinated Indenture"). The Senior Indenture and the Subordinated Indenture are hereinafter collectively referred to as the "Indentures" and, individually, as an "Indenture". Each Indenture will incorporate by reference certain Standard Multiple-Series Indenture Provisions, filed with the SEC on July 30, 1987 and as amended and refiled with the SEC on November 16, 1987. This Prospectus contains descriptions of all material provisions of the Indentures. The summary of such provisions of the Indentures does not purport to be complete; copies of such Indentures are filed as exhibits to the Registration Statement of which this Prospectus is a part. All articles and sections of the applicable Indenture, and all capitalized terms set forth below, have the meanings specified in the applicable Indenture.

GENERAL

    Neither Indenture limits the amount of debentures, notes or other evidences of indebtedness which may be issued thereunder. Each Indenture provides that Debt Securities may be issued from time to time in one or more series. Since Holdings, as a holding company, does not have any significant assets other than the equity securities of its subsidiaries, its cash flow and consequent ability to service its debt, including the Debt Securities, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to Holdings, or upon loans or other payments of funds by those subsidiaries to Holdings. Holdings' subsidiaries, including Lehman Brothers, are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any interest or principal on the Debt Securities or to make any funds available therefor, whether by dividends, loans or other payments. Dividends, loans and other payments by Lehman Brothers are restricted by net capital and other rules of various regulatory bodies. See "Capital Requirements." The payment of dividends by Holdings' subsidiaries is contingent upon the earnings of those subsidiaries and is subject to various business considerations in addition to net capital requirements and contractual restrictions.

    Since the Debt Securities will be obligations of a holding company, the ability of holders of the Debt Securities to benefit from any distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to the prior claims of present and future creditors of such subsidiary.

    Reference is made to the applicable Prospectus Supplement for the following terms and other information with respect to the Debt Securities being offered thereby: (1) the title of such Debt Securities and whether such Debt Securities will be Senior Debt or Subordinated Debt; (2) any limit on the aggregate principal amount of such Debt Securities; (3) whether the Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, and if Bearer Securities are issued, whether Bearer Securities may be exchanged for Registered Securities and the circumstances and places for such exchange, if permitted; (4) whether the Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global Debt Securities ("Global Securities") in registered or bearer form and, if so, the identity of the depositary, if any, for such Global Security or Securities; (5) the date or dates (or manner of determining the same) on which such Debt Securities will mature; (6) the rate or rates (or manner of determining the same) at which such Debt Securities will bear interest, if any, and the date or dates from which such interest will accrue; (7) the dates (or manner of determining the same) on which such interest will be payable and the Regular Record Dates for such Interest Payment Dates for Debt Securities which are Registered Securities, and the extent to which, or the manner in which, any interest payable on a temporary or permanent global Debt Security on an Interest Payment Date will be paid if other than in the manner described under "Global Securities" below; (8) any mandatory or optional sinking fund or analogous provisions; (9) each office or agency where, subject to the terms of the applicable Indenture as described below under "Payment and Paying Agents", the principal of and premium, if any, and interest, if any, on the Debt Securities will be payable and each office or agency where, subject to the terms of the applicable Indenture as described below under "Denominations, Registration and Transfer," the Debt Securities may be presented for registration of transfer or exchange; (10) the date, if any, after which, and the price or prices in the currency or currency unit in which, such Debt Securities are payable pursuant to any optional or mandatory redemption provision; (11) any provisions for payment of additional amounts for taxes and any provision for redemption, in the event the Company must comply with reporting requirements in respect of a Debt Security or must pay such additional amounts in respect of any Debt Security; (12) the terms and conditions, if any, upon which the Debt Securities of such series may be repayable prior to maturity at the option of the holder thereof (which option may be conditional) and the price or prices in the currency or currency unit in which such Debt Securities are payable; (13) the denominations in which any Debt Securities which are Registered Securities will be issuable if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any Debt Securities which are Bearer Securities will be issuable if other than the denomination of $5,000; (14) the currency, currencies or currency units for which such Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and interest, if any, on such Debt Securities may be payable; (15) any index used to determine the amount of payments of principal of and premium, if any, and interest, if any, on such Debt Securities; (16) the terms and conditions, if any, pursuant to which such Debt Securities may be converted or exchanged for other securities of Holdings or any other person; (17) the terms and conditions, if any, pursuant to which the principal of and premium if any, and interest, if any, on such Debt Securities are payable at the election of Holdings or the holder thereof, in securities or other property; and (18) other terms of the Debt Securities. (Section 301).

    If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of or interest, if any, on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in an applicable Prospectus Supplement relating thereto.

    One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable to any such series will be in an applicable Prospectus Supplement.

SENIOR DEBT

    The Debt Securities constituting part of the senior debt of Holdings (the "Senior Debt") will rank equally with all other unsecured debt of Holdings except Subordinated Debt.

SUBORDINATED DEBT

    The Debt Securities constituting part of the subordinated debt of Holdings (the "Subordinated Debt") will be subordinate and junior in the right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to all present or future Senior Debt. "Senior Debt" is defined to mean (a) any indebtedness for money borrowed or evidenced by bonds, notes, debentures or similar instruments, (b) indebtedness under capitalized leases,
(c) any indebtedness representing the deferred and unpaid purchase price of any property or business, and (d) all deferrals, renewals, extensions and refundings of any such indebtedness or obligation; except that the following does not constitute Senior Debt: (i) indebtedness evidenced by the Subordinated Debt,
(ii) indebtedness which is expressly made equal in right of payment with the Subordinated Debt or subordinate and subject in right of payment to the Subordinated Debt, (iii) indebtedness for goods or materials purchased in the ordinary course of business or for services obtained in the ordinary course of business or indebtedness consisting of trade payables or (iv) indebtedness which is subordinated to any obligation of Holdings of the type specified in clauses (a) through (d) above. The effect of clause (iv) is that Holdings may not issue, assume or guaranty any indebtedness for money borrowed which is junior to the Senior Debt and senior to the Subordinated Debt. (Subordinated Indenture Section 1401).

    Upon the failure to pay the principal or premium, if any, on Senior Debt when due or upon the maturity of any Senior Debt by lapse of time, acceleration or otherwise, all principal thereof, interest thereon, if any, and other amounts due in connection therewith shall first be paid in full, before any payment is made on account of the principal, premium, if any, or interest, if any, on the Subordinated Debt or to acquire any of the Subordinated Debt or on account of the redemption, sinking fund or analogous provisions in the Subordinated Indenture. (Subordinated Indenture Section 1402). Upon any distribution of assets of Holdings pursuant to any dissolution, winding up, liquidation or reorganization of Holdings, payment of the principal, premium, if any, and interest, if any, on the Subordinated Debt will be subordinated, to the extent and in the manner set forth in the Subordinated Indenture, to the prior payment in full of all Senior Debt. (Subordinated Indenture Section 1403). By reason of such subordination, in the event of insolvency, creditors of Holdings who are holders of Senior Debt may recover more ratably than the holders of Subordinated Debt.

DENOMINATIONS, REGISTRATION AND TRANSFER

    Unless otherwise provided with respect to a series of Debt Securities, the Debt Securities will be issuable as Registered Securities without coupons and in denominations of $1,000 or any integral multiple thereof. Debt Securities of a series may be issuable in whole or in part in the form of one or more Global Securities, as described below under "Global Securities." One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of Debt Securities of the series to be represented by such Global Security or Securities. If so provided with respect to a series of Debt Securities, Debt Securities of such series will be issuable solely as Bearer Securities with coupons attached or as both Registered Securities and Bearer Securities. (Section 201).

    In connection with the sale during the "restricted period" as defined in
Section 1.163-5(c)(2)(i)(D)(7) of the United States Treasury Regulations (generally, the first 40 days after the closing date and, with respect to unsold allotments, until sold) no Bearer Security shall be mailed or otherwise delivered to any location in the United States (as defined under "Limitations on Issuance of Bearer Securities"). A Bearer Security in definitive form (including interests in a permanent Global Security) may be delivered only if the Person entitled to receive such Bearer Security furnishes written certification, in the form required by the applicable Indenture, to the effect that such Bearer Security is not owned by or on behalf of a United States person (as defined under "Limitations on Issuance of Bearer Securities"), or, if a beneficial interest in such Bearer Security is owned by or on behalf of a United States person, that such United States person (i) acquired and holds the Bearer Security through a foreign branch of a United States financial institution, (ii) is a foreign branch of a United States financial institution purchasing for its own account or resale (and in either case, (i) or (ii), such financial institution agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) or (iii) is a financial institution purchasing for resale during the restricted period only to non-United States persons outside the United States (Sections 303, 304). See "Global Securities--Bearer Debt Securities" and "Limitations on Issuance of Bearer Securities."

    Registered Securities of any series (other than a Global Security) will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if Debt Securities of any series are issuable as both Registered Securities and as Bearer Securities, at the option of the Holder upon request confirmed in writing, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in an applicable Prospectus Supplement, any Bearer Security surrendered in exchange for a Registered Security between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the applicable Indenture. (Section 305). Except as provided in an applicable Prospectus Supplement, Bearer Securities will not be issued in exchange for Registered Securities.

    Debt Securities may be presented for exchange as provided above, and Registered Securities (other than a Global Security) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by Holdings for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in each Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Holdings has appointed each Trustee as Security Registrar under the applicable Indenture. (Section 305). If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by Holdings with respect to any series of Debt Securities, Holdings may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, Holdings will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, Holdings will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. Holdings may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002).

    In the event of any redemption in part, Holdings shall not be required to
(i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 305).

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of (and premium, if any) and any interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as Holdings may designate from time to time, at the option of the Holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. (Sections 307 and 1002). Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. (Section 1001). No payment of interest on a Bearer Security will be made unless on the earlier of the date of the first such payment by Holdings or the delivery by Holdings of the Bearer Security in definitive form (including interests in a permanent Global Security) (the "Certification Date"), a written certificate in the form and to the effect described under "Denominations, Registration and Transfer" is provided to Holdings. No payment with respect to any Bearer Security will be made at any office or agency of Holdings in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payment of principal of (and premium, if any) and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of Holdings' Paying Agent in the Borough of Manhattan, The City of New York if, and only if, payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002).

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of (and premium, if any) and any interest on Registered Securities (other than a Global Security) will be made at the office of such Paying Agent or Paying Agents as Holdings may designate from time to time, except that at the option of Holdings payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. (Sections 305, 307, 1002). Unless otherwise indicated in an applicable Prospectus Supplement, payment of any instalment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest payment. (Section 307).

    Unless otherwise indicated in an applicable Prospectus Supplement, the principal office of each Trustee under the applicable Indenture in The City of New York will be designated as Holdings' sole Paying Agent for payments with respect to Debt Securities which are issuable solely as Registered Securities and as Holdings' Paying Agent in the Borough of Manhattan, The City of New York, for payments with respect to Debt Securities (subject to the limitations described above in the case of Bearer Securities) which may be issuable as Bearer Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by Holdings for the Debt Securities will be named in an applicable Prospectus Supplement. Holdings may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, Holdings will be required to maintain a Paying Agent in each Place of Payment for such series, and if Debt Securities of a series may be issuable as Bearer Securities, Holdings will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on The Luxembourg Stock Exchange (the "Stock Exchange") or any other stock exchange located outside the United States and such stock exchange shall so require, Holdings will maintain a Paying Agent in Luxembourg or any other required city located outside the United States, as the case may be, for the Debt Securities of such series. (Section
1002).

    All moneys paid by Holdings to a Paying Agent for the payment of principal of (and premium, if any) or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Holdings and the Holder of such Debt Security or any coupon will thereafter look only to Holdings for payment thereof. (Section 1003).

LIMITATION ON LIENS

    So long as any Debt Securities remain outstanding, unless an applicable Prospectus Supplement relating thereto provides otherwise, Holdings will not, and will not permit any Designated Subsidiary (as defined below), directly or indirectly, to create, issue, assume, incur or guarantee any indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or other encumbrance of any nature on any of the present or future common stock of a Designated Subsidiary unless the Debt Securities and, if Holdings so elects, any other indebtedness of Holdings ranking at least PARI PASSU with the Debt Securities, shall be secured equally and ratably with (or prior to) such other secured indebtedness for money borrowed so long as it is outstanding. (Section 1005).

    The term "Designated Subsidiary" means any present or future consolidated subsidiary of Holdings, the consolidated net worth of which constitutes at least 5% of the consolidated net worth of Holdings. As of August 31, 1997, Holdings' Designated Subsidiaries were Lehman Brothers, Lehman Brothers Holdings PLC, Lehman Brothers UK Holdings Limited, Lehman Brothers U.K. Holdings (Delaware) Inc., Lehman Brothers International (Europe), Lehman Brothers Financial Products Inc., Lehman Brothers Special Financing Inc., Lehman Brothers Commercial Paper Inc. and Lehman Brothers Finance S.A. (Geneva).

EVENTS OF DEFAULT

    Except as may otherwise be set forth in an applicable Prospectus Supplement relating to a series of Debt Securities, the following are Events of Default under the Indenture with respect to Debt Securities of such series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay interest, if any, on any Debt Security of that series and any related coupons when due, continued for 30 days; (c) failure to deposit any sinking fund payment or analogous obligation, when due, continued for 30 days, in respect of any Debt Security of that series; (d) failure to perform any other covenant of Holdings in the Indenture (other than a covenant included in the applicable Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 90 days after written notice as provided in the Indenture; (e) certain events in bankruptcy, insolvency or reorganization in respect of Holdings; and (f) any other Event of Default provided with respect to Debt Securities of that series. (Section 501). An Event of Default with respect to a particular series of Debt Securities does not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued under the same or another Indenture. The Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except in the payment of principal, premium or interest, if any) if it considers such withholding to be in the interests of such Holders. (Section 602).

    If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, unless the principal of all of the Debt Securities of such series shall have already become due and payable, either the Trustee or the Holders of at least 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of the series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained and entered, the Holders of a majority in principal amount of the outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502). For information as to waiver of defaults, see "Meetings, Modification and Waiver."

    Each Indenture provides that the Trustee will be under no obligation, subject to the duty of the Trustee during default to act with the required standard of care, to exercise any of its rights or powers under such Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603). Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512).

    Holdings will be required to furnish to each Trustee annually a statement as to the performance by Holdings of certain of its obligations under the applicable Indenture and as to any default in such performance. (Section 1006).

SATISFACTION AND DISCHARGE

    Except as may otherwise be set forth in an applicable Prospectus Supplement relating to a series of Debt Securities, each Indenture provides that Holdings shall be discharged from its obligations under the Debt Securities of such series (with certain exceptions) at any time prior to the Stated Maturity or redemption thereof when (a) Holdings has irrevocably deposited with the applicable Trustee, in trust, (i) sufficient funds in the currency or currency unit in which the Debt Securities of such series are payable to pay the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of and interest, if any, on which are fully guaranteed by, the government which issued the currency in which the Debt Securities of such series are payable, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series, or (iii) such combination of such funds and securities as described in (i) and (ii), respectively, as will, together with the predetermined and certain income to accrue on any such securities as described in (ii), be sufficient to pay when due the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series and (b) Holdings has paid all other sums payable with respect to the Debt Securities of such series and (c) certain other conditions are met. Upon such discharge, the Holders of the Debt Securities of such series shall no longer be entitled to the benefits of the Indenture, except for certain rights, including registration of transfer and exchange of the Debt Securities of such series and replacement of lost, stolen or mutilated Debt Securities, and shall look only to such deposited funds or obligations for payment. (Sections 401 and 403).

DEFEASANCE OF CERTAIN OBLIGATIONS

    If the terms of the Debt Securities of any series so provide, Holdings may omit to comply with the restrictive covenants in Section 801 ("Company May Consolidate, Etc., Only on Certain Terms"), Section 1005 ("Limitations on Liens on Common Stock of Designated Subsidiaries") and any other specified covenant and any such omission with respect to such Sections shall not be an Event of Default with respect to the Debt Securities of such series, if (a) Holdings has irrevocably deposited with the applicable Trustee, in trust, (i) sufficient funds in the currency or currency unit in which the Debt Securities of such series are payable to pay the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of and interest, if any, on which are fully guaranteed by, the government which issued the currency in which the Debt Securities of such series are payable and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series or, (iii) such combination of such funds and securities as described in (i) and (ii), respectively, as will, together with the predetermined and certain income to accrue on any such securities as described in (ii), be sufficient to pay when due the principal of (and premium, if any), and interest, if any, to Stated Maturity (or redemption) on, the Debt Securities of such series and (b) certain other conditions are met. The obligations of Holdings under the Indenture with respect to the Debt Securities of such series, other than with respect to the covenants referred to above shall remain in full force and effect. (Section
1009).

MEETINGS, MODIFICATION AND WAIVER

    Modifications and amendments of either Indenture may be made by Holdings and the applicable Trustee with the consent of the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of each series issued under such Indenture affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any instalment of principal of or interest, if any, on, any Debt Security, (b) reduce the principal amount of, or the premium, if any, or interest, if any, on, any Debt Security, (c) change any obligation of Holdings to pay additional amounts, (d) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (e) adversely affect the right of repayment or repurchase, if any, at the option of the Holder, (f) reduce the amount, or postpone the date fixed for, any payment under any sinking fund or analogous provision, (g) change the currency or currency unit of payment of principal of or premium, if any, or interest, if any, on any Debt Security, (h) change or eliminate the right, if any, to elect payment in a coin or currency or currency unit other than that in which Debt Securities which are Registered Securities are denominated or stated to be payable, (i) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (j) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults, (k) reduce the requirements contained in either Indenture for quorum or voting, or (l) change any obligation of Holdings to maintain an office or agency in the places and for the purposes required in the applicable Indenture. (Section 902).

    The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by Holdings with certain restrictive provisions of the applicable Indenture. (Section 1007). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series and any coupons appertaining thereto waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of or premium, if any, or interest, if any, on any Debt Security of that series or in the payment of any sinking fund instalment or analogous obligation or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513).

    Each Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series if Debt Securities of that series are issuable as Bearer Securities. A meeting may be called at any time by the applicable Trustee, and also, upon request, by Holdings or Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Section 1302). Except as limited by the proviso in the second preceding paragraph, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except as limited by the proviso in the second preceding paragraph, any resolution with respect to any consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of 66 2/3% in principal amount of the Outstanding Debt Securities of that series; and PROVIDED, FURTHER, that, except as limited by the proviso in the second preceding paragraph, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing 66 2/3% in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section
1304).

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Holdings may, without the consent of any Holders of Outstanding Debt Securities, consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any Person, and any other Person may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, Holdings, PROVIDED that (i) the Person (if other than Holdings) formed by such consolidation or into which Holdings is merged or which acquires or leases the assets of Holdings substantially as an entirety is organized under the laws of any United States jurisdiction and assumes Holdings' obligations on the Debt Securities and under the Indenture, (ii) after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and (iii) certain other conditions are met. (Section 801).

NOTICES

    Except as may otherwise be set forth in an applicable Prospectus Supplement relating to a series of Debt Securities, notices to Holders of Bearer Securities will be given by publication in a daily newspaper in the English language of general circulation in The City of New York and in London, and so long as such Bearer Securities are listed on the Stock Exchange and the Stock Exchange shall so require, in a daily newspaper of general circulation in Luxembourg or, if not practical, elsewhere in Western Europe. Such publication is expected to be made in THE WALL STREET JOURNAL, the FINANCIAL TIMES and the LUXEMBURGER WORT. Notices to Holders of Registered Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Sections 101 and 106).

TITLE

    Title to any temporary global Debt Security or permanent global Debt Security in bearer form or any Bearer Securities and any coupons appertaining thereto will pass by delivery. Holdings, each Trustee and any agent of Holdings or the applicable Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308).

REPLACEMENT OF DEBT SECURITIES AND COUPONS

    Any mutilated Debt Security or a Debt Security with a mutilated coupon appertaining thereto will be replaced by Holdings at the expense of the Holder upon surrender of such Debt Security to the applicable Trustee. Debt Securities or coupons that become destroyed, stolen or lost will be replaced by Holdings at the expense of the Holder upon delivery to the applicable Trustee of the Debt Security and coupons or evidence of the destruction, loss or theft thereof satisfactory to Holdings and the applicable Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon an indemnity satisfactory to the applicable Trustee and Holdings may be required at the expense of the Holder of such Debt Security or coupon before a replacement Debt Security will be issued. (Section 306).

CONCERNING THE TRUSTEES

    Business and other relationships (including other trusteeships) between, on the one hand, Holdings and its affiliates and, on the other hand, the Trustee under the Indenture pursuant to which any of the Debt Securities to which an applicable Prospectus Supplement accompanying this Prospectus relates are described in such Prospectus Supplement.

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

    In compliance with United States federal tax laws and regulations, Bearer Securities may not be offered or sold during the restricted period (as defined under "Denominations, Registration and Transfer"), or delivered in definitive form in connection with a sale during the restricted period, in the United States or to United States persons other than to (a) the United States office of
(i) an international organization (as defined in Section 7701 (a)(18) of the Code), (ii) a foreign central bank (as defined in Section 895 of the Code), or
(iii) any underwriter, agent, or dealer offering or selling Bearer Securities during the restricted period (a "Distributor") pursuant to a written contract with the issuer or with another Distributor, that purchases Bearer Securities for resale or for its own account and agrees to comply with the requirements of
Section 165 (j)(3)(A), (B), or (C) of the Code, or (b) the foreign branch of a United States financial institution purchasing for its own account or for resale, which institution agrees to comply with the requirements of Section 165
(j)(3)(A), (B), or (C) of the Code. In addition, a sale of a Bearer Security may be made during the restricted period to a United States person who acquired and holds the Bearer Security on the Certification Date through a foreign branch of a United States financial institution that agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code. Any Distributor (including an affiliate of a Distributor) offering or selling Bearer Securities during the restricted period must agree not to offer or sell Bearer Securities in the United States or to United States persons (except as discussed above) and must employ procedures reasonably designed to ensure that its employees or agents directly engaged in selling Bearer Securities are aware of these restrictions.

    Bearer Securities and their interest coupons will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Section 165(j) and 1287(a) of the Internal Revenue Code."

    Purchasers of Bearer Securities may be affected by certain limitations under United States tax laws. See the applicable Prospectus Supplement for a summary of material U.S. federal income tax consequences to United States persons investing in Bearer Securities.

    As used herein, "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States and an estate or trust the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia) and its possessions including Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands. The term "Non-United States Holder" means any Holder which is not an United States person.

                            DESCRIPTION OF WARRANTS

    The Debt Warrants, Currency Warrants, Index Warrants and Interest Rate Warrants are to be issued under separate warrant agreements (each a "Warrant Agreement" and respectively a "Debt Warrant Agreement", a "Currency Warrant Agreement", an "Index Warrant Agreement" and an "Interest Rate Warrant Agreement") to be entered into between Holdings and one or more banks or trust companies, as warrant agent (each a "Warrant Agent" and respectively a "Debt Warrant Agent", a "Currency Warrant Agent", an "Index Warrant Agent" and an "Interest Rate Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to the Warrants being offered thereby. A form of each type of Warrant Agreement, including a form of warrant certificate representing each type of Warrant (each a "Warrant Certificate" and respectively a "Debt Warrant Certificate", a "Currency Warrant Certificate", an "Index Warrant Certificate" and an "Interest Rate Warrant Certificate"), reflecting the alternative provisions that may be included in the Warrant Agreements to be entered into with respect to particular offerings of Warrants, are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part. The descriptions contained herein of the Warrant Agreements and the Warrant Certificates and summaries of certain provisions of the Warrant Agreements and the Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable Warrant Agreements and the Warrant Certificates, including the definitions therein of certain terms not otherwise defined in this Prospectus. Wherever particular sections of, or terms defined in, the Warrant Agreements are referred to, such sections or defined terms are incorporated herein by reference.

    The particular terms of each issue of Warrants, as well as any modifications or additions to the general terms of the applicable Warrant Agreement or Warrant Certificate, will be described in the Prospectus Supplement relating to such Warrants. Accordingly, for a description of the terms of a particular issue of Warrants, reference must be made to the Prospectus Supplement relating thereto and to the descriptions set forth below.

DEBT WARRANTS

    Holdings may issue, together with Debt Securities, Currency Warrants, Index Warrants or Interest Rate Warrants, or separately, Debt Warrants for the purchase of Debt Securities. If any of the Debt Warrants are sold for foreign currencies or foreign currency units or if any series of Debt Warrants is exercisable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Warrants and such currencies or currency units will be set forth in an applicable Prospectus Supplement relating thereto.

    If so specified in the applicable Prospectus Supplement, the Debt Warrants may, in certain circumstances, be cancelled by Holdings prior to their expiration date and the holders thereof will be entitled to receive only the applicable Cancellation Amount. The Cancellation Amount may be either a fixed amount or an amount that varies during the term of the Debt Warrants in accordance with a schedule or formula.

  GENERAL

    The Prospectus Supplement will describe the terms of any Debt Warrants offered thereby, the Debt Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificates representing such Debt Warrants, including the following: (1) the title of such Debt Warrants; (2) the aggregate amount of such Debt Warrants; (3) the initial offering price of such Debt Warrants; (4) the exercise price; (5) the currency or currency unit in which the initial offering price and/or the exercise price of such Debt Warrants is payable; (6) whether the Debt Warrants are to be issuable in registered or bearer form or both, and if in bearer form, whether such Debt Warrants may be exchanged for Debt Warrants in registered form and the circumstances and places for such exchange, if permitted; (7) if applicable, the title and terms of related Debt Securities with which such Debt Warrants are issued, the number of such Debt Warrants issued with each such Debt Security and the date, if any, on and after which such Debt Warrants and such Debt

Securities will be separately transferable; (8) the title, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of all of such Debt Warrants; (9) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (10) the date on which the right to exercise such Debt Warrants shall commence and the date (the "Debt Warrant Expiration Date") on which such right shall expire; (11) any minimum number of Debt Warrants which must be exercised at any one time, other than upon automatic exercise; (12) the maximum number, if any, of such Debt Warrants that may, subject to election by Holdings, be exercised by all owners (or by any person or entity) on any day; (13) any provisions for the automatic exercise of such Debt Warrants; (14) whether and under what circumstances such Debt Warrants may be cancelled by Holdings prior to expiration; (15) any other procedures and conditions relating to the exercise of such Debt Warrants; (16) the identity of the Debt Warrant Agent; (17) any national securities exchange on which such Debt Warrants will be listed; (18) provisions, if any, for issuing such Debt Warrants in certificated form; (19) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (20) any other terms of the Debt Warrants.

    Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and, if in registered form, may be presented for registration of transfer and Debt Warrants may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement relating thereto (Section 3.1). Prior to the exercise of Debt Warrants, holders of Debt Warrants will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise, or to enforce any of the covenants in the applicable Indenture (Section 4.1).

  EXERCISE OF DEBT WARRANTS

    Unless otherwise provided in the Prospectus Supplement, each Debt Warrant will entitle the holder thereof to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Debt Warrants offered thereby (Sections 2.1). Debt Warrants may be exercised at any time up to the close of business on the Debt Warrant Expiration Date specified in the Prospectus Supplement relating to the Debt Warrants offered thereby. After the close of business on the Debt Warrant Expiration Date (or such later date to which such Debt Warrant Expiration Date may be extended by Holdings), unexercised Debt Warrants will become void (Section 2.2).

    Debt Warrants may be exercised as set forth in the Prospectus Supplement relating to the Debt Warrants offered thereby. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement, Holdings will, as soon as practicable, forward to the person entitled thereto the Debt Securities purchasable upon such exercise. If fewer than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants (Section 2.3).

  OTHER INFORMATION

    Other important information concerning Debt Warrants is set forth below under "Certain Items Applicable to All Warrants--Modifications", "--Merger, Consolidation, Sale or Other Dispositions",
"--Enforceability of Rights by Beneficial Owner; Governing Law" and "--Unsecured Obligations of a Holding Company".

CURRENCY WARRANTS

    Holdings may issue, together with Debt Securities, Debt Warrants, Index Warrants or Interest Rate Warrants, or separately, Currency Warrants (a) in the form of Currency Put Warrants, entitling the owners thereof to receive from Holdings the Currency Warrant Cash Settlement Value (as shall be defined in the Prospectus Supplement) of the right to sell a specified amount of one currency (whether U.S. dollars or a foreign currency or foreign currency unit) (a "Base Currency") for a specified amount of a different currency (whether U.S. dollars or a foreign currency or foreign currency unit) (a "Reference Currency"), (b) in the form of Currency Call Warrants, entitling the owners thereof to receive from Holdings the Currency Warrant Cash Settlement Value of the right to purchase a specified amount of a Base Currency for a specified amount of a Reference Currency, or (c) in such other form as shall be specified in the related Prospectus Supplement. The Prospectus Supplement for an issue of Currency Warrants will set forth the formula pursuant to which the Currency Warrant Cash Settlement Value will be determined, including any multipliers, if applicable.

    The Prospectus Supplement will describe the terms of any Currency Warrants offered thereby, the Currency Warrant Agreement relating to such Currency Warrants and the Currency Warrant Certificates representing such Currency Warrants, including the following: (1) the title of such Currency Warrants;
(2) the aggregate amount of such Currency Warrants; (3) the initial offering price of such Currency Warrants; (4) the exercise price, if any; (5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Currency Warrant Cash Settlement Value of such Currency Warrants is payable; (6) the Base Currency and the Reference Currency for such Currency Warrants; (7) whether such Currency Warrants shall be Currency Put Warrants, Currency Call Warrants or otherwise; (8) the formula for determining the Currency Warrant Cash Settlement Value, if applicable, of each Currency Warrant;
(9) whether and under what circumstances a minimum and/or maximum expiration value is applicable upon the expiration or exercise of such Currency Warrants;
(10) the effect or effects, if any, of the occurrence of a Market Disruption Event or Force Majeure Event; (11) the date on which the right to exercise such Currency Warrants shall commence and the date (the "Currency Warrant Expiration Date") on which such right shall expire; (12) any minimum number of Currency Warrants which must be exercised at any one time, other than upon automatic exercise; (13) the maximum number, if any, of such Currency Warrants that may, subject to election by Holdings, be exercised by all owners (or by any person or entity) on any day; (14) any provisions for the automatic exercise of such Currency Warrants other than at expiration; (15) whether and under what circumstances such Currency Warrants may be cancelled by Holdings prior to their expiration date; (16) any other procedures and conditions relating to the exercise of such Currency Warrants; (17) the identity of the Currency Warrant Agent; (18) any national securities exchange on which such Currency Warrants will be listed; (19) provisions, if any, for issuing such Currency Warrants in certificated form; (20) if such Currency Warrants are not issued in book-entry form, the place or places at which payments in respect of such Currency Warrants are to be made by Holdings; (21) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (22) any other terms of the Currency Warrants.

    Other important information concerning Currency Warrants is set forth below under "Certain Items Applicable to All Warrants--Modifications", "--Merger, Consolidation, Sale or Other Dispositions",
"--Enforceability of Rights by Beneficial Owner; Governing Law" and "--Unsecured Obligations of a Holding Company" and "Certain Items Applicable to Currency Warrants, Index Warrants and Interest Rate Warrants--Exercise of Warrants", "--Market Disruption and Force Majeure Events" and "--Settlement Currency" and "--Listing".

INDEX WARRANTS

    Holdings may issue, together with Debt Securities, Debt Warrants, Currency Warrants or Interest Rate Warrants, or separately, Index Warrants (a) in the form of Index Put Warrants, entitling the owners thereof to receive from Holdings the Index Cash Settlement Value (as shall be defined in the Prospectus

Supplement) in cash, which amount will be determined by reference to the amount, if any, by which the Fixed Amount (as shall be defined in the Prospectus Supplement) at the time of exercise exceeds the Index Value (as shall be defined in the Prospectus Supplement), (b) in the form of Index Call Warrants, entitling the owners thereof to receive from Holdings the Index Cash Settlement Value in cash, which amount will be determined by reference to the amount, if any, by which the Index Value at the time of exercise exceeds the Fixed Amount, (c) in the form of Index Spread Warrants, entitling the owners thereof to receive from Holdings the Index Cash Settlement Value in cash, which amount will be determined by reference to the amount, if any, by which the Reference Index Value (as shall be defined in the Prospectus Supplement) at the time of exercise exceeds the Base Index Value (as shall be defined in the Prospectus Supplement) or (d) in such other form as shall be specified in the related Prospectus Supplement. The Prospectus Supplement for an issue of Index Warrants will set forth the formula pursuant to which the Index Cash Settlement Value will be determined, including any multipliers, if applicable.

    The Prospectus Supplement will describe the terms of Index Warrants offered thereby, the Index Warrant Agreement relating to such Index Warrants and the Index Warrant Certificate representing such Index Warrants, including the following: (1) the title of such Index Warrants; (2) the aggregate amount of such Index Warrants; (3) the initial offering price of such Index Warrants; (4) the exercise price, if any;
(5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Index Cash Settlement Value of such Index Warrants is payable; (6) the Index or Indices for such Index Warrants, which may be based on one or more U.S. or foreign stocks, bonds, or other securities, one or more U.S. or foreign interest rates, one or more currencies or currency units, or any combination of the foregoing, and may be a preexisting U.S. or foreign index compiled and published by a third party or an index based on one or more securities, interest rates or currencies selected by Holdings solely in connection with the issuance of such Index Warrants, and certain information regarding such Index or Indices and the underlying securities, interest rates or currencies (including, to the extent possible, the policies of the publisher of the Index with respect to additions, deletions and substitutions of such securities, interest rates or currencies); (7) whether such Index Warrants shall be Index Put Warrants, Index Call Warrants, Index Spread Warrants or otherwise;
(8) the method of providing for a substitute Index or Indices or otherwise determining the amount payable in connection with the exercise of such Index Warrants if any Index changes or ceases to be made available by its publisher;
(9) the formula for determining the Index Cash Settlement Value, if applicable, of each Index Warrant; (10) whether and under what circumstances a minimum and/or maximum expiration value is applicable upon the expiration or exercise of such Index Warrants; (11) the effect or effects, if any, of the occurrence of a Market Disruption Event or Force Majeure Event; (12) the date on which the right to exercise such Index Warrants shall commence and the date (the "Index Warrant Expiration Date") on which such right shall expire; (13) any minimum number of Index Warrants which must be exercised at any one time, other than upon automatic exercise; (14) the maximum number, if any, of such Index Warrants that may, subject to election by Holdings, be exercised by all owners (or by any person or entity) on any day; (15) any provisions for the automatic exercise of such Index Warrants other than at expiration; (16) whether and under what circumstances such Index Warrants may be cancelled by Holdings prior to their expiration date; (17) any provisions permitting a Holder to condition any notice of exercise on the absence of certain specified changes in the Index Value, the Base Index Value or the Reference Index Value after the date of exercise; (18) any other procedures and conditions relating to the exercise of such Index Warrants; (19) the identity of the Index Warrant Agent; (20) any national securities exchange on which such Index Warrants will be listed; (21) provisions, if any, for issuing such Index Warrants in certificated form; (22) if such Index Warrants are not issued in book-entry form, the place or places at which payments in respect of such Index Warrants are to be made by Holdings;
(23) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (24) any other terms of such Index Warrants.

    Other important information concerning Index Warrants is set forth below under "Certain Items Applicable to All Warrants--Modifications", "--Merger, Consolidation, Sale or Other Dispositions",
"--Enforceability of Rights by Beneficial Owner; Governing Law" and "--Unsecured Obligations of a

Holding Company" and "Certain Items Applicable to Currency Warrants, Index Warrants and Interest Rate Warrants--Exercise of Warrants", "--Market Disruption and Force Majeure Events", "--Settlement Currency" and "--Listing".

INTEREST RATE WARRANTS

    Holdings may issue, together with Debt Securities, Debt Warrants, Currency Warrants or Index Warrants or, separately, Interest Rate Warrants (a) in the form of Interest Rate Put Warrants, entitling the owners thereof to receive from Holdings the Interest Rate Cash Settlement Value (as shall be defined in the Prospectus Supplement) in cash, which amount will be determined by reference to the amount, if any, by which the Spot Amount (as shall be defined in the Prospectus Supplement) is less than the Strike Amount (as shall be defined in the Prospectus Supplement) on the applicable valuation date following exercise,
(b) in the form of Interest Rate Call Warrants, entitling the owners thereof to receive from Holdings the Interest Rate Cash Settlement Value in cash, which amount will be determined by reference to the amount, if any, by which the Spot Amount on the applicable valuation date following exercise exceeds the Strike Amount or (c) in such other form as shall be specified in the related Prospectus Supplement. The Prospectus Supplement for an issue of Interest Rate Warrants will set forth the formula pursuant to which the Interest Rate Cash Settlement Value will be determined, including any multipliers, if applicable. The Strike Amount may either be a fixed yield, price or rate of a Debt Instrument, a Rate or any combination of Debt Instruments and/or Rates or a yield, price or rate that varies during the term of the Interest Rate Warrants in accordance with a schedule or formula. The Debt Instrument will be one or more instruments specified in the applicable Prospectus Supplement issued either by the United States government or by a foreign government. The Rate will be one or more interest rates or interest rate swap rates established from time to time by one or more financial institutions specified in the applicable Prospectus Supplement.

    The Prospectus Supplement will describe the terms of Interest Rate Warrants offered thereby, the Interest Rate Warrant Agreement relating to such Interest Rate Warrants and the Interest Rate Warrant Certificate representing such Interest Rate Warrants, including the following: (1) the title of such Interest Rate Warrants, (2) the aggregate amount of such Interest Rate Warrants; (3) the initial offering price of such Interest Rate Warrants; (4) the exercise price, if any; (5) the currency or currency unit in which the initial offering price, the exercise price, if any, and the Interest Rate Cash Settlement Value of such Interest Rate Warrants is payable; (6) the Debt Instrument (which may be one or more debt instruments issued either by the United States government or by a foreign government), the Rate (which may be one or more interest rates or interest rate swap rates established from time to time by one or more specified financial institutions) or the other yield, price or rate utilized for such Interest Rate Warrants, and certain information regarding such Debt Instrument or Rate; (7) whether such Interest Rate Warrants shall be Interest Rate Put Warrants, Interest Rate Call Warrants or otherwise; (8) the Strike Amount, the method of determining the Spot Amount and the method of expressing movements in the yield or closing price of the Debt Instrument or in the level of the Rate as a cash amount in the currency in which the Interest Rate Cash Settlement Value of such Warrants is payable; (9) the formula for determining the Interest Rate Cash Settlement Value, if applicable, of each Interest Rate Warrant; (10) whether and under what circumstances a minimum and/or maximum expiration value is applicable upon the expiration or exercise of such Interest Rate Warrants;
(11) the effect or effects, if any, of the occurrence of a Market Disruption Event or Force Majeure Event; (12) the date on which the right to exercise such Interest Rate Warrants shall commence and the date (the "Interest Rate Warrant Expiration Date") on which such right shall expire; (13) any minimum number of Interest Rate Warrants which must be exercised at any one time, other than upon automatic exercise; (14) the maximum number, if any, of such Interest Rate Warrants that may, subject to election by Holdings, be exercised by all owners (or by any person or entity) on any day; (15) any provisions for the automatic exercise of such Interest Rate Warrants other than at expiration; (16) whether and under what circumstances such Interest Rate Warrants may be cancelled by Holdings prior to their expiration date; (17) any provisions permitting a Holder to condition any notice of exercise on the absence of certain specified changes in the Spot Amount after the date of exercise; (18) any other procedures and conditions relating to the exercise of such Interest Rate Warrants; (19) the identity of the Interest Rate Warrant Agent; (20) any national securities exchange on which such Interest Rate Warrants will be listed; (21) provisions, if any, for issuing such Interest Rate Warrants in certificated form; (22) if such Interest Rate Warrants are not issued in book-entry form, the place or places at which payments in respect of such Interest Rate Warrants are to be made by Holdings; (23) if applicable, a discussion of certain United States federal income tax, accounting or other special considerations applicable thereto; and (24) any other terms of such Interest Rate Warrants.

    Other important information concerning Interest Rate Warrants is set forth below under "Certain Items Applicable to All Warrants--Modifications", "--Merger, Consolidation, Sale or Other Dispositions", "--Enforceability of Rights by Beneficial Owner; Governing Law" and "--Unsecured Obligations of a Holding Company" and "Certain Items Applicable to Currency Warrants, Index Warrants and Interest Rate Warrants--Exercise of Warrants", "--Market Disruption and Force Majeure Events", "--Settlement Currency" and "--Listing".

CERTAIN ITEMS APPLICABLE TO ALL WARRANTS

  MODIFICATIONS

    Each Warrant Agreement and the terms of each issue of Warrants may be amended by Holdings and the applicable Warrant Agent, without the consent of the beneficial owners or the registered holders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner which Holdings may deem necessary or desirable and which will not adversely affect the interests of the beneficial owners of the then outstanding unexercised Warrants in any material respect (Section 6.1).

    Holdings and each Warrant Agent also may modify or amend the applicable Warrant Agreement and the terms of the related Warrants, with the consent of the beneficial owners of not less than a majority in number of the then outstanding unexercised Warrants affected, provided that no such modification or amendment that reduces the amount receivable upon exercise, cancellation or expiration, shortens the period of time during which the Warrants may be exercised or otherwise materially and adversely affects the exercise rights of the beneficial owners of the Warrants or reduces the percentage number of outstanding Warrants the consent of whose beneficial owners is required for modification or amendment of the applicable Warrant Agreement or the terms of the Warrants may be made without the consent of the beneficial owners affected thereby (Section 6.1).

  MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITIONS

    If at any time there is a merger or consolidation involving Holdings or a sale, transfer, conveyance or other disposition of all or substantially all of the assets of Holdings, then in any such event the successor or assuming corporation shall succeed to and be substituted for Holdings, with the same effect as if it had been named in the applicable Warrant Agreement and in the applicable Warrants as Holdings. Holdings shall thereupon be relieved of any further obligation under such Warrant Agreement or under such Warrants, and, in the event of any such merger, consolidation, sale, transfer, conveyance or other disposition, Holdings as the predecessor corporation may thereupon or at any time thereafter be dissolved, wound up or liquidated (Section 6.2 of the Debt Warrant Agreement and Section 3.2 of each other Warrant Agreement).

  ENFORCEABILITY OF RIGHTS BY BENEFICIAL OWNER; GOVERNING LAW

    Each Warrant Agent will act solely as an agent of Holdings in connection with the issuance and exercise of the applicable Warrants and will not assume any obligation or relationship of agency or trust for or with any owner of a beneficial interest in any Warrant or with the registered holder thereof (Section 5.2). A Warrant Agent shall have no duty or responsibility in case of any default by Holdings in the performance of its obligations under the applicable Warrant Agreement or Warrant Certificate including, without limitation, any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon Holdings (Section 5.2). Beneficial owners may, without the consent of the applicable Warrant Agent, enforce by appropriate legal action, on their own behalf, their right to exercise their Warrants, to receive Debt Securities, in the case of Debt Warrants, and to receive payment, if any, for their Warrants, in the case of Currency Warrants, Index Warrants or Interest Rate Warrants (Section 4.2 of the Debt Warrant Agreement and Section
3.1 of each other Warrant Agreement). Except as may otherwise be provided in the Prospectus Supplement relating thereto, each issue of Warrants and the applicable Warrant Agreement will be governed by and construed in accordance with the law of the State of New York (Section 6.5).

  UNSECURED OBLIGATIONS OF A HOLDING COMPANY

    The Warrants are unsecured obligations of Holdings and, therefore, changes in the perceived creditworthiness of Holdings may be expected to affect trading prices in Warrants. Since Holdings, as a holding company, does not have any significant assets other than the equity securities of its subsidiaries, its cash flow and consequent ability to satisfy its financial obligations, including Warrants, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to Holdings, or upon loans or other payments of funds by those subsidiaries to Holdings. Holdings' subsidiaries, including Lehman Brothers, are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amount in respect of Warrants or to make any funds available therefor, whether by dividends, loans or other payments. Dividends, loans and other payments by Lehman Brothers are restricted by net capital and other rules of various regulatory bodies. See "Capital Requirements." The payment of dividends by Holdings' subsidiaries is contingent upon the earnings of those subsidiaries and is subject to various business considerations in addition to net capital requirements and contractual restrictions. Additionally, since Warrants will be obligations of a holding company, the ability of holders of Warrants to benefit from any distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to the prior claims of present and future creditors of such subsidiary.

CERTAIN ITEMS APPLICABLE TO CURRENCY WARRANTS, INDEX WARRANTS AND INTEREST RATE
  WARRANTS

  EXERCISE OF WARRANTS

    Except as may otherwise be provided in the applicable Prospectus Supplement relating thereto, (a) each Currency Warrant, Index Warrant and Interest Rate Warrant will entitle the owner, upon payment of the exercise price, if any, to receive the applicable Cash Settlement Value of such Warrant, on the applicable Exercise Date, in each case as such terms will further be defined in the applicable Prospectus Supplement relating thereto (Section 2.2) and (b) if not exercised prior to 1:30 p.m., New York City time, on the Business Day preceding the applicable Warrant Expiration Date, the Warrants will be deemed automatically exercised on such Warrant Expiration Date (Section 2.3). As described below, Currency Warrants, Index Warrants and Interest Rate Warrants may also be deemed to be automatically exercised if they are delisted. Procedures for exercise of the Currency Warrants, Index Warrants and Interest Rate Warrants will be set out in the applicable Prospectus Supplement.

  MARKET DISRUPTION AND FORCE MAJEURE EVENTS

    If so specified in the applicable Prospectus Supplement, following the occurrence of a Market Disruption Event or Force Majeure Event (as each term shall be defined therein), the Cash Settlement Value of a Currency Warrant, an Index Warrant or an Interest Rate Warrant may be determined on a different basis than under normal exercise of a Warrant or the determination of the applicable Cash Settlement Value. In addition, if so specified in the applicable Prospectus Supplement, Currency Warrants, Index Warrants and Interest Rate Warrants may, in certain circumstances, be cancelled by Holdings prior to their expiration date and the holders thereof will be entitled to receive only the applicable Cancellation Amount. The Cancellation Amount may be either a fixed amount or an amount that varies during the term of the Warrants in accordance with a schedule or formula.

  SETTLEMENT CURRENCY

    Currency Warrants, Index Warrants and Interest Rate Warrants will be settled only in U.S. dollars (unless settlement in a foreign currency is specified in the applicable Prospectus Supplement and is permissible under applicable law) and accordingly will not require or entitle an owner to sell, deliver, purchase or take delivery of the currency, security or other instrument underlying such Warrants. If any of the Currency Warrants, Index Warrants or Interest Rate Warrants are sold for, or if the exercise price, if any, is payable in, foreign currencies or foreign currency units or if the amount payable by Holdings in respect of any series of Currency Warrants, Index Warrants or Interest Rate Warrants is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Warrants and such currencies or currency units will be set forth in an applicable Prospectus Supplement relating thereto.

  LISTING

    Unless otherwise provided in the Prospectus Supplement, each issue of Currency Warrants, Index Warrants and Interest Rate Warrants will be listed on a national securities exchange, as specified in the applicable Prospectus Supplement, subject only to official notice of issuance, as a pre-condition to the sale of any such Warrants. It may be necessary in certain circumstances for such national securities exchange to obtain the approval of the SEC in connection with any such listing. In the event that such Warrants are delisted from, or permanently suspended from trading on, such exchange, and, at or prior to such delisting or suspension, such Warrants shall not have been listed on another national securities exchange, any such Warrants not previously exercised will be deemed automatically exercised on the date such delisting or permanent trading suspension becomes effective (Section 2.3). The applicable Cash Settlement Value to be paid in such event will be as set forth in the applicable Prospectus Supplement. Holdings will notify holders of such Warrants as soon as practicable of such delisting or permanent trading suspension. The applicable Warrant Agreement will contain a covenant of Holdings not to seek delisting of such Warrants from, or permanent suspension of their trading on, such exchange (Section 2.4 of the Currency Warrant Agreement and the Interest Rate Warrant Agreement and Section 2.5 of the Index Warrant Agreement).

                               GLOBAL SECURITIES

    The Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with or on behalf of a depository (a "Depository") identified in the Prospectus Supplement relating to such series. Global Securities representing Debt Securities or Debt Warrants may be issued in either registered or bearer form. Global Securities representing Currency Warrants, Index Warrants or Interest Rate Warrants will be issued in registered form only. Global Securities may be issued in either temporary or permanent form.

    The specific terms of the depository arrangement with respect to any Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depository arrangements.

    Unless otherwise specified in an applicable Prospectus Supplement, Securities which are to be represented by a Global Security in registered form to be deposited with or on behalf of a Depository will be registered in the name of such Depository or its nominee. Upon the issuance of a Global Security in registered form, the Depository for such Global Security will credit the respective principal amounts, in the case of Debt Securities, and the respective number of warrants, in the case of Warrants represented by such Global Security to the accounts of institutions that have accounts with such Depository or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents of such Securities or by Holdings, if such Securities are offered and sold directly by Holdings. Ownership of beneficial interests in such Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Securities will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such Global Security. Ownership of beneficial interests in Global Securities by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depository for a Global Security in registered form, or its nominee, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the applicable Indenture, in the case of Debt Securities, or under the applicable Warrant Agreement, in the case of Warrants, governing such Securities. Except as set forth below, owners of beneficial interests in such Global Security will not be entitled to have Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Securities of such series in definitive form and will not be considered the owners or holders thereof under the applicable Indenture, in the case of Debt Securities, or under the applicable Warrant Agreement, in the case of Warrants.

    Payments in respect of Securities registered in the name of or held by a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner or the holder of the Global Security. None of Holdings, the underwriters, the applicable Trustee or Warrant Agent, any Paying Agent or any Security Registrar for such Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Holdings expects that the Depository for a permanent Global Security in registered form, upon receipt of any payment in respect of a permanent Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Global Security as shown on the records of such Depository. Holdings also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    A Global Security in registered form may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor. If a Depository for a permanent Global Security in registered form is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by Holdings within 90 days, Holdings will issue Securities in definitive registered form in exchange for the Global Security representing such Securities. In addition, Holdings may at any time and in its sole discretion determine not to have any Securities in registered form represented by one or more Global Securities and, in such event, will issue Securities in definitive form in exchange for all of the Global Securities representing such Securities. Further, if Holdings so specifies with respect to the Securities of a series, an owner of a beneficial interest in a Global Security representing Securities of such series may, on terms acceptable to Holdings and the Depository for such Global Security, receive Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Securities of the series represented by such Global Security equal in principal amount, in the case of Debt Securities, or number, in the case of Warrants, to such beneficial interest and to have such Securities registered in its name (if the Securities of such series are issuable as registered securities). Unless otherwise specified by Holdings, Securities of such series so issued in definitive form will be issued either as registered or bearer securities (if the Securities of such series are issuable in such form) and in authorized denominations, in the case of Debt Securities, or in authorized numbers, in the case of Warrants, as specified in the applicable Prospectus Supplement. See, however, "Description of Debt Securities--Limitations on Issuance of Bearer Securities" above for a description of certain restrictions on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global Security.

BEARER DEBT SECURITIES

    If so specified in an applicable Prospectus Supplement, pending the availability of a permanent Global Security, all or any portion of the Debt Securities of a series which may be issuable as bearer securities will initially be represented by one or more temporary Global Securities, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("Cedel") for credit to the designated accounts. The interests of the beneficial owner or owners in such a temporary Global Security in bearer form will be exchangeable for (i) in whole, definitive Bearer Securities, (ii) in whole, Senior Debt Securities to be represented thereafter by one or more permanent Global Securities in bearer form, without interest coupons, and/or (iii) in whole or in part, definitive Registered Securities, (the date of such exchange, the "Exchange Date"); provided, however, that if definitive Bearer Securities have previously been issued in exchange for an interest in a permanent Global Security in bearer form representing Senior Debt Securities of the same series, then interests in such Senior Debt Securities (with certain exceptions) shall only thereafter be exchangeable, in whole, for definitive Bearer Securities, definitive Registered Securities, or any combination thereof (with certain exceptions) representing Debt Securities having the same interest rate and Stated Maturity, but only upon written certification in the form and to the effect described under "Denominations, Registration and Transfer" unless such certification has been provided on an earlier interest payment date. The beneficial owner of a Debt Security represented by a permanent Global Security in bearer form may, on the applicable Exchange Date and upon 30 days' notice to the applicable Trustee given through Euroclear or Cedel, exchange its interest in whole for definitive Bearer Securities or, if specified in an applicable Prospectus Supplement, in whole or in part, for definitive Registered Securities of any authorized denomination, provided, however, that if definitive Bearer Securities are issued in partial exchange for Senior Debt Securities represented by such permanent Global Security or by a temporary Global Security in bearer form of the same series, such issuance (with certain exceptions) shall give rise to the exchange of such permanent Global Security in whole for, at the option of the Holders, definitive Bearer Securities, definitive Registered Securities, or any combination thereof. No Bearer Security delivered in exchange for a portion of a permanent Global Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.

    Unless otherwise specified in an applicable Prospectus Supplement, interest in respect of any portion of such a temporary Global Security in bearer form payable in respect of an Interest Payment Date occurring prior to the issuance of a permanent Global Security in bearer form will be paid to each of Euroclear and Cedel with respect to the portion of the temporary Global Security in bearer form held for its account. Each of Euroclear and Cedel will undertake in such circumstances to credit such interest received by it in respect of a temporary Global Security in bearer form to the respective accounts for which it holds such temporary Global Security in bearer form as of the relevant Interest Payment Date, but only upon receipt in each case of written certification, in the form and to the effect described under "Description of Debt Securities--Denomination, Registration and Transfer."

                             UNITED STATES TAXATION

    A summary of the material U.S. federal income tax consequences to U.S. persons investing in Securities will be set forth in the applicable Prospectus Supplement. The summary of U.S. federal income tax consequences contained in the Prospectus Supplement will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of Securities are urged to consult their own tax advisors prior to any acquisition of Securities.

                              CAPITAL REQUIREMENTS

    As a registered broker-dealer, Lehman Brothers is subject to the SEC's net capital rule (Rule 15c3-1, the "Net Capital Rule"), promulgated under the Exchange Act. The Exchange monitors the application of the Net Capital Rule by Lehman Brothers. Lehman Brothers computes net capital under the alternative method of the Net Capital Rule which requires the maintenance of minimum net capital, as defined. A broker-dealer may be required to reduce its business if its net capital is less than 4% of aggregate debit balances and may also be prohibited from expanding its business or paying cash dividends if resulting net capital would be less than 5% of aggregate debit balances. In addition, the Net Capital Rule does not allow withdrawal of subordinated capital if net capital would be less than 5% of such debit balances.

    The Net Capital Rule also limits the ability of broker-dealers to transfer large amounts of capital to parent companies and other affiliates. Under the Net Capital Rule equity capital cannot be withdrawn from a broker-dealer without the prior approval of the SEC when net capital after the withdrawal would be less than 25% of its securities positions haircuts (which are deductions from capital of certain specified percentages of the market value of securities to reflect the possibility of a market decline prior to disposition). In addition, the Net Capital Rule requires broker-dealers to notify the SEC and the appropriate self-regulatory organization two business days before a withdrawal of excess net capital if the withdrawal would exceed the greater of $500,000 or 30% of the broker-dealer's excess net capital, and two business days after a withdrawal that exceeds the greater of $500,000 or 20% of excess net capital. Finally, the Net Capital Rule authorizes the SEC to order a freeze on the transfer of capital if a broker-dealer plans a withdrawal of more than 30% of its excess net capital and the SEC believes that such a withdrawal would be detrimental to the financial integrity of the firm or would jeopardize the broker-dealer's ability to pay its customers.

    Compliance with the Net Capital Rule could limit those operations of Lehman Brothers that require the intensive use of capital, such as underwriting and trading activities and the financing of customer account balances, and also could restrict Holdings' ability to withdraw capital from Lehman Brothers which in turn could limit Holdings' ability to pay dividends, repay debt and redeem or purchase shares of its outstanding capital stock.

    The Company is subject to other domestic and international regulatory requirements with which it is required to comply.

                              PLAN OF DISTRIBUTION

    Holdings may sell Securities in any one or more of the following ways: (i) through, or through underwriting syndicates managed by, Lehman Brothers alone or with one or more other underwriters; (ii) through one or more dealers or agents (which may include Lehman Brothers); or (iii) directly to one or more purchasers. The specific managing underwriter or underwriters or agent or agents with respect to the offer and sale of Securities are set forth on the cover of a Prospectus Supplement relating to such Securities and the members of the underwriting syndicate, if any, are named in such Prospectus Supplement. Only the underwriters or agents so named in a Prospectus Supplement are underwriters or agents, respectively, in connection with such Securities. The applicable Prospectus Supplement also describes the discounts and commissions to be allowed or paid to the underwriters or agents, all other items constituting underwriting or agency compensation, the discounts and commissions to be allowed or paid to dealers, if any, and the exchanges, if any, on which such Securities will be listed.

    Securities acquired by any underwriter will be acquired for its own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any of such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. To the extent, if any, that Securities to be purchased by Lehman Brothers, as underwriter, are not resold by it or are not resold at the public offering price set forth in an applicable Prospectus Supplement, the funds derived from such offering by the Company on a consolidated basis may be reduced.

    If so indicated in an applicable Prospectus Supplement, Holdings will authorize the underwriters named therein to solicit offers to certain institutional investors to purchase Securities providing for payment and delivery on a future date specified in an applicable Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate proceeds to Holdings of the particular Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, educational charitable institutions and such other institutions as may be approved by Holdings. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except (i) the purchase by an institution of the particular Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) Holdings shall have sold to such underwriters all of such Securities less the amount of such securities covered by such arrangements. Underwriters named therein will not have any responsibility in respect of the validity of such arrangements or the performance of Holdings or such institutional investors thereunder.

    Each distributor of Bearer Securities will agree that it will not offer or sell during the restricted period, directly or indirectly, Bearer Securities in the United States or to United States persons (other than as discussed under "Description of Debt Securities--Limitations on Issuance of Bearer Securities") and in connection with the sale of Bearer Securities during the restricted period, will not deliver definitive Bearer Securities within the United States. See "Description of Debt Securities--Limitations on Issuance of Bearer Securities."

    Each underwriter or agent will represent and agree that (i) it has not offered and sold and will not offer or sell, prior to the date six months after the date of issue in the case of the Debt Securities, any Securities to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offer of Securities Regulations 1995;
(ii) it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Securities to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

    The underwriters and agents named in an applicable Prospectus Supplement may be entitled under agreements entered into with Holdings to indemnification by Holdings against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters and agents may be required to make in respect thereof. The underwriters and agents may engage in transactions with, or perform services for, Holdings in the ordinary course of business.

    This Prospectus together with an applicable Prospectus Supplement may also be used by Lehman Brothers in connection with offers and sales of Securities related to market making transactions by and through Lehman Brothers at negotiated prices related to prevailing market prices at the time of sale. Lehman Brothers may act as principal or agent in such transactions. Lehman Brothers is not obligated to make a market in any Securities and may discontinue any market-making activities at any time without notice. No assurance can be given that there will be a secondary market for the Securities.

    The underwriting and agency arrangements for any offering of the Securities will comply with the requirements of Rule 2720 of the NASD regarding an NASD member firm's participating in distributing its affiliate's securities.

                                 ERISA MATTERS

    Each of Holdings and Lehman Brothers may be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and a "disqualified person" under corresponding provisions of the Code, with respect to certain employee benefit plans. Certain transactions between an employee benefit plan and a party in interest or disqualified person may result in "prohibited transactions" within the meaning of ERISA and the Code. ANY EMPLOYEE BENEFIT PLAN PROPOSING TO INVEST IN THE SECURITIES SHOULD CONSULT WITH ITS LEGAL COUNSEL.

                                 LEGAL OPINIONS

    Unless otherwise indicated in an applicable Prospectus Supplement relating to offered Securities, the validity of the Securities offered hereby will be passed upon for Holdings by Karen M. Muller, Esq., Deputy General Counsel of Holdings and for the underwriters or agents by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York 10017. Simpson Thacher & Bartlett acts as counsel in various matters for Holdings, Lehman Brothers and certain of their subsidiaries.

                            INDEPENDENT ACCOUNTANTS

    The consolidated financial statements and schedules of the Company for the year ended November 30, 1996, the year ended November 30, 1995 and for the eleven months ended November 30, 1994, appearing in the Company's Annual Report on Form 10-K for the year ended November 30, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements given upon the authority of such firm as experts in accounting and auditing.

                               1,000,000 WARRANTS

                         LEHMAN BROTHERS HOLDINGS INC.

                     10 UNCOMMON VALUES INDEX CALL WARRANTS

                             EXPIRING JULY 2, 2001

                             ---------------------

                             PROSPECTUS SUPPLEMENT

                                           , 2000

                          (INCLUDING PROSPECTUS DATED

                               FEBRUARY 17, 1998)

                             ---------------------

LEHMAN BROTHERS                                         FIDELITY CAPITAL MARKETS
                                              a division of National Financial
                                                    Services Corporation